As filed with the Securities and Exchange Commission on July 12, 2013

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

AK STEEL HOLDING CORPORATION	AK STEEL CORPORATION
(Exact name of registrant as specified in its charter)	(Exact name of registrant as specified in its charter)

Delaware	Delaware
(State or other jurisdiction of incorporation or organization)	(State or other jurisdiction of incorporation or organization)

3312	3312
(Primary Standard Industrial Classification Code Number)	(Primary Standard Industrial Classification Code Number)

31-1401455	31-1267098
(I.R.S. Employer Identification Number)	(I.R.S. Employer Identification Number)

9227 Centre Pointe Drive West Chester, Ohio 45069 (513) 425-5000	9227 Centre Pointe Drive West Chester, Ohio 45069 (513) 425-5000
(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)	(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

David C. Horn

Executive Vice President, General Counsel and Secretary

AK Steel Holding Corporation

9227 Centre Pointe Drive

West Chester, Ohio 45069

(513) 425-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joseph C. Alter

Assistant General Counsel—Corporate and Chief Compliance Officer

AK Steel Holding Corporation

9227 Centre Pointe Drive

West Chester, Ohio

(513) 425-5000

Copies to:

Todd R. Chandler

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

(212) 310-8000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
8.750% Senior Secured Notes due 2018	$380,000,000	100%	$380,000,000	$51,832
Guarantees of 8.750% Senior Secured Notes due 2018	—	—	—	—(2)

(1)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended.
(2)	Pursuant to Rule 457(n) under the Securities Act, no separate registration fee is due for guarantees.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 12, 2013

PROSPECTUS

AK Steel Corporation

OFFER TO EXCHANGE ALL OUTSTANDING AND UNREGISTERED

$380,000,000 8.750% Senior Secured Notes due 2018

FOR NEWLY-ISSUED, REGISTERED

$380,000,000 8.750% Senior Secured Notes due 2018

We are offering, upon the terms and subject to the conditions set forth in this prospectus, to exchange all of our outstanding 8.750% Senior Secured Notes due 2018, of which $350,000,000 in aggregate principal amount were issued on November 20, 2012 (the “Original Issue Date”) in a private offering and $30,000,000 in aggregate principal amount were issued on June 24, 2013 (the “Add-On Issue Date”) in an add-on private offering, for our new, registered 8.750% Senior Secured Notes due 2018. In this document, we refer to our outstanding 8.750% Senior Secured Notes due 2018 as the “original notes” and our new registered 8.750% Senior Secured Notes due 2018 as the “registered notes.” Any reference to “notes” in this prospectus refers to the original notes and the registered notes, unless the context requires a different interpretation. The CUSIP numbers for the original notes issued on November 20, 2012 are U00974 AB8 and 001546 AQ3, and the CUSIP numbers for the original notes issued on June 24, 2013 are U00974 AC6 and 001546 AQ3. The notes will be fully and unconditionally guaranteed by AK Steel Holding Corporation (“AK Holding”), the parent of AK Steel Corporation (“AK Steel”), on a senior unsecured basis and are secured by first priority liens on AK Steel’s plant, property and equipment (other than certain excluded property).

MATERIAL TERMS OF THE EXCHANGE OFFER

•	The exchange offer expires at 5:00 p.m., New York City time, on , 2013, unless extended.

•	You will receive an equal principal amount of registered notes for all original notes that you validly tender and do not validly withdraw.

•	Tenders of original notes may be withdrawn at any time prior to the expiration of the exchange offer.

•	There has been no public market for the original notes and we cannot assure you that any public market for the registered notes will develop.

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The terms of the registered notes are substantially identical to the original notes, except for transfer restrictions, registration rights and additional interest payment provisions relating to the original notes.

•	If you fail to tender your original notes for the registered notes, you will continue to hold unregistered securities and it may be difficult for you to transfer them.

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The only conditions to completing the exchange offer are that the exchange offer does not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission (the “SEC”); no action or proceeding shall have been instituted or threatened in any court or by any governmental agency which might materially impair our ability to proceed with the exchange offer; all governmental approvals shall have been obtained, which approvals we deem necessary for the consummation of the exchange offer; there shall not have been any material change, or development involving a prospective material change, in our business or financial affairs which, in our reasonable judgment, would materially impair our ability to consummate the exchange offer; and that there shall not have been proposed, adopted or enacted any law, statute, rule or regulation which, in our reasonable judgment, would materially impair our ability to consummate the exchange offer or have a material adverse effect on us if the exchange offer was consummated.

•	We will not receive any cash proceeds from the exchange offer.

RESULTS OF THE EXCHANGE OFFER

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The registered notes may be sold in the over-the-counter market, in negotiated transactions or through a combination of such methods. We do not plan to list the original notes or registered notes on a national market.

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All outstanding original notes not tendered will continue to be subject to the restrictions on transfer set forth in the indenture governing the original notes. In general, outstanding original notes may not be offered or sold, unless registered under the Securities Act of 1933, as amended (the “Securities Act”), except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

•	Other than in connection with the exchange offer, we do not plan to register the outstanding original notes under the Securities Act.

Each broker-dealer that receives registered notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the registered notes. The letter of transmittal states that, by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of registered notes received in exchange for original notes where the original notes were acquired by that broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

CONSIDER CAREFULLY THE “RISK FACTORS” BEGINNING ON PAGE 16 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is     , 2013

WHERE YOU CAN FIND MORE INFORMATION

AK Holding is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, in accordance with these requirements, AK Holding files reports and other information relating to its business, financial condition and other matters with the SEC. AK Holding is required to disclose in such reports certain information, as of particular dates, concerning its operating results and financial condition, officers and directors, principal holders of shares, any material interests of such persons in transactions with us and other matters. We also have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the registered notes. This prospectus, which is a part of the registration statement, omits certain information included in the registration statement and in its exhibits. For further information relating to us and the notes, we refer you to the registration statement and its exhibits. The descriptions of each contract and document contained in this prospectus are summaries and qualified in their entirety by reference to the copy of that contract or document filed as an exhibit to the registration statement. Our registration statement, including its exhibits, and AK Holding’s filed reports, proxy statements and other information can be inspected and copied at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

The SEC also maintains a website that contains reports and other information regarding registrants that file electronically with the SEC. The address of such site is: www.sec.gov. Reports, proxy statements and other information concerning AK Holding’s business may also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, NY 10005.

Our Internet website is www.aksteel.com. We make available free of charge on our website AK Holding’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, reports filed pursuant to Section 16 and amendments to those reports as soon as reasonably practicable after such materials are electronically filed or furnished to the SEC. Other than any documents expressly incorporated by reference, the information on our website and any other website that is referred to in this prospectus is not part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring to that information. We hereby “incorporate by reference” the documents listed below. The information that we file later with the SEC will automatically update and in some cases supersede the information in this prospectus and the documents listed below.

•	AK Holding’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, including portions of AK Holding’s Schedule 14A filed on April 12, 2013, incorporated by reference therein;

•	AK Holding’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2013;

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AK Holding’s Current Reports on Form 8-K filed on January 8, 2013, January 25, 2013, January 30, 2013, February 19, 2013, February 28, 2013, as amended by an amendment on Form 8-K/A filed on February 28, 2013, May 20, 2013 (only with respect to Item 8.01), May 31, 2013, June 19, 2013 (only with respect to Item 8.01 and the related exhibit 99.1) and June 24, 2013; and

•

future filings made by AK Holding and AK Steel with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of this offering; provided that this prospectus will not incorporate any information that we may furnish to the SEC under Item 2.02 or Item 7.01 unless specifically provided in such Form 8-K.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the

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extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Upon your oral or written request, we will provide you with a copy of any of these filings at no cost. Requests should be directed to Secretary, AK Steel Holding Corporation, 9227 Centre Pointe Drive, West Chester, Ohio 45069, Telephone No. (513) 425-5000.

To obtain timely delivery, you must request the information no later than five (5) business days before the expiration date of the exchange offer.

NOTICE TO NEW HAMPSHIRE RESIDENTS

NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER RSA 421-B WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE OR CAUSE TO BE MADE TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

FORWARD-LOOKING STATEMENTS

We have made forward-looking statements in this prospectus and the documents that are incorporated by reference therein that are based on our management’s beliefs and assumptions and on information available to our management at the time such statements were made. Forward-looking statements include information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, potential growth opportunities, potential operating performance improvements, the effects of competition and the effects of future legislation or regulations. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “believe,” “expect,” “plan,” “intend,” “anticipate,” “estimate,” “predict,” “potential,” “continue,” “may,” “should” or the negative of these terms or similar expressions.

Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in our forward-looking statements. You should not put undue reliance on any forward-looking statements. Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include:

•	reduced selling prices and shipments associated with a highly competitive, cyclical steel industry and weakened economies;

•	changes in the cost of raw materials and energy;

•	our significant amount of debt and other obligations;

•	severe financial hardship or bankruptcy of one or more of our major customers;

•	reduced demand in key product markets;

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•	competitive pressure from increased global steel production and imports;

•	excess inventory of raw materials;

•	issues with respect to our supply of raw materials, including disruptions or quality issues;

•	disruptions to production or reduced production levels;

•	our healthcare and pension obligations and related laws and regulations, which could include the recognition of a corridor charge with respect to our pension and other postretirement benefit plans;

•	not timely reaching new labor agreements;

•	major litigation, arbitrations, environmental issues and other contingencies;

•	costs associated with environmental compliance;

•	regulatory compliance and changes;

•	climate change and greenhouse gas emission limitations and regulations;

•	financial, credit, capital or banking markets;

•	our use of derivative contracts to hedge commodity pricing volatility;

•	the value of our net deferred tax assets;

•	inability to fully realize benefits of long-term cost savings and margin enhancement initiatives;

•	lower quantities or quality of estimated coal reserves of AK Coal Resources, Inc. (“AK Coal”);

•	increased governmental regulation of mining activities;

•	inability to hire or retain skilled labor and experienced manufacturing and mining managers; and

•	IT security threats and sophisticated computer crime.

The risk factors discussed under “Risk Factors” in this prospectus, under “Item 1A—Risk Factors” in AK Holding’s Annual Report on Form 10-K for the year ended December 31, 2012, as well as the other risks and uncertainties described in the other documents incorporated by reference into this prospectus, could cause our results to differ materially from those expressed in forward-looking statements. There may be other risks and uncertainties that we are unable to predict at this time or that we currently do not expect to have a material adverse effect on our business. We expressly disclaim any obligation to update our forward-looking statements other than as required by law.

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PROSPECTUS SUMMARY

This summary does not include all information you should consider before investing in the notes. For a more complete understanding of the Company and the notes, we urge you to carefully read this prospectus and the information incorporated by reference herein and therein in its entirety, including the sections entitled “Risk Factors,” “Forward-Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes. Unless otherwise stated, or the context otherwise requires, references in this prospectus to “we,” “us,” “our” and “the Company” are to AK Holding and its consolidated subsidiaries, including AK Steel. Unless otherwise indicated, industry data contained in this prospectus are derived from publicly available sources, including industry trade journals and SEC filings, which we have not independently verified.

Business Overview

We are an integrated producer of flat-rolled carbon, stainless and electrical steels and tubular products, with nine steelmaking and finishing plants and tubular production facilities located in Indiana, Kentucky, Ohio and Pennsylvania. We produce flat-rolled value-added carbon steels, including premium-quality coated, cold-rolled and hot-rolled carbon steel products, and specialty stainless and electrical steels that are sold in sheet and strip form, as well as carbon and stainless steel that is finished into welded steel tubing. We sell these products to the automotive, infrastructure and manufacturing, and distributors and converters markets. Our carbon steel products are sold primarily to the automotive industry, to manufacturers of electrical transmission, heating, ventilation and air conditioning equipment and appliances, and to distributors, service centers and converters who may further process our products prior to reselling them. Our stainless steel products are sold primarily to customers in the automotive industry, as well as to manufacturers of food handling, chemical processing, pollution control and medical and health equipment, and to distributors and service centers. Our electrical steels, which are iron-silicon alloys with unique magnetic properties, are sold primarily to manufacturers of power transmission and distribution transformers. Our tubular products business line, known as AK Tube, consists of finished flat-rolled carbon and stainless steel that is welded into tubing, which is used primarily in the automotive, large truck, industrial and construction markets. In addition, our operations include European trading companies which buy and sell steel and steel products and other materials.

We have the capacity to ship approximately 6.5 million tons of steel products annually, and for the year ended December 31, 2012, we shipped approximately 5.4 million tons of steel products. In each of the three months ended March 31, 2013 and 2012, we shipped approximately 1.3 million tons of steel products. For the year ended December 31, 2012, we generated revenue and net income (loss) attributable to AK Holding of $5.9 billion and $(1,027.3) million, respectively. For the three months ended March 31, 2013, we generated revenue and net income (loss) attributable to AK Holding of $1.4 billion and $(9.9) million, respectively.

During 2011, we entered into a joint venture (“Magnetation”) whereby we acquired a 49.9% equity interest in Magnetation LLC, a company headquartered in Minnesota that produces iron ore concentrate from previously-mined ore reserves. In addition, we purchased a private company headquartered in Pennsylvania that we renamed AK Coal, which controls and is developing metallurgical coal reserves. These investments will supply approximately 50% of our annual iron ore and coal needs and are intended to provide a financial hedge against global market price increases and to enable us to acquire key raw materials at a substantial discount to the market price. Although the full benefit of these investments will likely not be realized until 2015 or later, we have made significant progress at Magnetation and AK Coal in 2013.

For additional information regarding our customers, markets, properties, and raw material needs, please refer to AK Holding’s Annual Report on Form 10-K for the year ended December 31, 2012 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, which are incorporated by reference herein.

Additional Information

AK Holding and AK Steel are incorporated under the laws of the State of Delaware. Our principal executive offices are located at 9227 Centre Pointe Drive, West Chester, Ohio 45069, and our telephone number at that address is (513) 425-5000. Our internet address is www.aksteel.com. Other than any documents expressly incorporated by reference, the information on our website and any other website that is referred to in this prospectus is not part of this prospectus.

Summary of the Terms of the Exchange Offer

On November 20, 2012, we issued $350.0 million in aggregate principal amount of our 8.750% Senior Secured Notes due 2018 in a private placement and on June 24, 2013, we issued an additional $30.0 million in aggregate principal amount of our 8.750% Senior Secured Notes due 2018 in an add-on private placement. We entered into registration rights agreements with the initial purchasers of the original notes for the benefit of the holders of the original notes, pursuant to which you are entitled to exchange original notes for registered notes as described in this prospectus. You are entitled to exchange your original notes in the exchange offer for registered notes with identical terms, except that the registered notes will have been registered under the Securities Act and will not bear legends restricting their transfer. Unless you are a broker-dealer or unable to participate in the exchange offer, we believe that the registered notes to be issued in the exchange offer may be resold by you without compliance with the registration and prospectus delivery requirements of the Securities Act. You should read the discussions under the headings “The Exchange Offer” and “Description of the Registered Notes” for further information regarding the registered notes.

Registration Rights Agreements	You are entitled under the applicable registration rights agreement governing your original notes to exchange your original notes for registered notes with substantially identical terms. The exchange offer is intended to satisfy these rights. After the exchange offer is completed, except as set forth in the next paragraph, you will no longer be entitled to any exchange or registration rights with respect to your original notes.

If you are ineligible to participate in the exchange offer and indicate that you wish to have your original notes registered under the Securities Act, the applicable registration rights agreement governing your original notes requires us to file a registration statement for a continuous offering in accordance with Rule 415 under the Securities Act for your benefit. See “The Exchange Offer—Procedures for Tendering.”

The Exchange Offer	We are offering to exchange $1,000 principal amount of our 8.750% Senior Secured Notes due 2018, which have been registered under the Securities Act, for each $1,000 principal amount of their 8.750% Senior Secured Notes due 2018 that were issued on either November 20, 2012 or June 24, 2013, and have not been so registered.

In order to be exchanged, original notes must be properly tendered and accepted. All original notes that are validly tendered and not validly withdrawn will be exchanged.

As of this date, there are $380.0 million aggregate principal amount of our unregistered 8.750% Senior Secured Notes due 2018 outstanding.

We will issue the registered notes promptly after the expiration of the exchange offer.

Resales of the Registered Notes	We believe that the registered notes to be issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act if, but only if, you meet the following conditions:

(1) the registered notes to be issued to you in the exchange offer are acquired in the ordinary course of your business;

(2)    at the time of the commencement of the exchange offer you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the registered notes to be issued to you in the exchange offer in violation of the Securities Act;

(3) you are not an affiliate (as defined in Rule 405 promulgated under the Securities Act) of us;

(4) if you are a broker-dealer, you are not engaging in, and do not intend to engage in, a distribution of the registered notes to be issued to you in the exchange offer;

(5)    if you are a participating broker-dealer that will receive registered notes for its own account in exchange for the original notes that were acquired as a result of market-making or other trading activities, that you will deliver a prospectus in connection with any resale of the registered notes; and

(6) you are not acting on behalf of any persons or entities who could not truthfully make the foregoing representations.

Our belief is based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties unrelated to us. The staff has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the staff would make a similar determination with respect to this exchange offer.

If you do not meet the above conditions, you may not participate in the exchange offer or sell, transfer or otherwise dispose of any original notes unless (i) they have been registered for resale by you under the Securities Act and you deliver a “resale” prospectus meeting the requirements of the Securities Act or (ii) you sell, transfer or otherwise dispose of the registered notes in accordance with an applicable exemption from the registration requirements of the Securities Act.

Each broker-dealer that is issued registered notes in the exchange offer for its own account in exchange for original notes that were acquired by that broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any of its resales of those registered notes. A broker-dealer may use this prospectus to offer to resell, resell or otherwise transfer those registered notes.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2013, unless we decide to extend the exchange offer. We refer to this date, as it may be extended, as the expiration date. We do not intend to extend the exchange offer, although we reserve the right to do so. If we determine to extend the exchange offer, we do not intend to extend it beyond , 2013.

Conditions to the Exchange Offer	The only conditions to completing the exchange offer are that:

(1) the exchange offer does not violate applicable law or any applicable interpretation of the staff of the SEC;

(2) no injunction, order or decree shall have been issued that would prohibit, prevent or otherwise materially impair our ability to proceed with the exchange offer;

(3) no action or proceeding shall have been instituted or threatened in any court or by any governmental agency which might materially impair our ability to proceed with the exchange offer;

(4) all governmental approvals shall have been obtained, which approvals we deem necessary for the consummation of the exchange offer;

(5)    there shall not have been any material change, or development involving a prospective material change, in our business or financial affairs which, in our reasonable judgment, would materially impair our ability to consummate the exchange offer; and

(6)    that there shall not have been proposed, adopted or enacted any law, statute, rule or regulation which, in our reasonable judgment, would materially impair our ability to consummate the exchange offer or have a material adverse effect on us if the exchange offer was consummated.

See “The Exchange Offer—Conditions.”

Procedures for Tendering Original Notes Held in the Form of Book-Entry Interests

The original notes were issued as global securities in fully registered form without interest coupons. Beneficial interests in the original notes which are held by direct or indirect participants in The Depository Trust Company, or DTC, through certificateless depositary interests are shown on, and transfers of the original notes can be made only through, records maintained in book-entry form by DTC with respect to its participants.

If you are a holder of an original note held in the form of a book-entry interest and you wish to tender your original note for exchange pursuant to the exchange offer, you must transmit to U.S. Bank National Association, as exchange agent, on or prior to the expiration date of the exchange offer either:

• a written or facsimile copy of a properly completed and executed letter of transmittal and all other required documents to the address set forth on the cover page of the letter of transmittal; or

•   a computer-generated message transmitted by means of DTC’s Automated Tender Offer Program system and forming a part of a confirmation of book-entry transfer in which you acknowledge and agree to be bound by the terms of the letter of transmittal.

The exchange agent must also receive on or prior to the expiration of the exchange offer either:

•   a timely confirmation of book-entry transfer of your original notes into the exchange agent’s account at DTC, in accordance with the procedure for book-entry transfers described in this prospectus under the heading “The Exchange Offer—Book-Entry Transfer;” or

• the documents necessary for compliance with the guaranteed delivery procedures described below.

A form of letter of transmittal accompanies this prospectus. By executing the letter of transmittal or delivering a computer-generated message through DTC’s Automated Tender Offer Program system, you will represent to us that, among other things:

• the registered notes to be issued to you in the exchange offer are acquired in the ordinary course of your business;

•   at the time of the commencement of the exchange offer you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the registered notes to be issued to you in the exchange offer in violation of the Securities Act;

• you are not an affiliate (as defined in Rule 405 promulgated under the Securities Act) of us;

• if you are a broker-dealer, you are not engaging in, and do not intend to engage in, a distribution of the registered notes to be issued to you in the exchange offer;

•   if you are a participating broker-dealer that will receive registered notes for its own account in exchange for the original notes that were acquired as a result of market-making or other trading activities, that you will deliver a prospectus in connection with any resale of the registered notes; and

• you are not acting on behalf of any persons or entities who could not truthfully make the foregoing representations.

Procedures for Tendering Certificated Original Notes

If you are a holder of book-entry interests in the original notes, you are entitled to receive, in limited circumstances, in exchange for your book-entry interests, certificated notes in equal principal amount to your book-entry interests. See “Description of the Registered Notes—Form of Registered Notes.” No certificated notes are issued and outstanding as of the date of this prospectus, other than a single note issued to and held by DTC. If you acquire certificated original notes prior to the expiration of the exchange offer, you must tender your certificated original notes in accordance with the procedures described in this prospectus under the heading “The Exchange Offer—Procedures for Tendering—Certificated Original Notes.”

Special Procedures for Beneficial Owner	If you are a holder of book-entry interests in the original notes, you are entitled to receive, in limited circumstances, in exchange for your book-entry interests, certificated notes in equal principal amount to your book-entry interests. See “Description of the Registered Notes—Form of Registered Notes.” No certificated notes are issued and outstanding as of the date of this prospectus, other than a single note issued to and held by DTC. If you acquire certificated original notes prior to the expiration of the exchange offer, you must tender your certificated original notes in accordance with the procedures described in this prospectus under the heading “The Exchange Offer—Procedures for Tendering—Certificated Original Notes.”

Guaranteed Delivery Procedures	If you wish to tender your original notes and:

(1) they are not immediately available;

(2) time will not permit your original notes or other required documents to reach the exchange agent before the expiration of the exchange offer; or

(3) you cannot complete the procedure for book-entry transfer on a timely basis,

you may tender your original notes in accordance with the guaranteed delivery procedures set forth in “The Exchange Offer—Procedures for Tendering—Guaranteed Delivery Procedures.”

Acceptance of Original Notes and Delivery of Registered Notes

Except under the circumstances described above under “Conditions to the Exchange Offer,” we will accept for exchange any and all original notes which are properly tendered in the exchange offer prior to 5:00 p.m., New York City time, on the expiration date. The registered notes to be issued to you in the exchange offer will be delivered promptly following the expiration date. See “The Exchange Offer— Procedures for Tendering.”

Withdrawal	You may withdraw the tender of your original notes at any time prior to 5:00 p.m., New York City time, on the expiration date. We will return to you any original notes not accepted for exchange for any reason without expense to you as promptly as we can after the expiration or termination of the exchange offer.

Exchange Agent	U.S. Bank National Association is serving as the exchange agent in connection with the exchange offer.

Consequences of Failure to Exchange

If you do not participate in the exchange offer, upon completion of the exchange offer, the liquidity of the market for your original notes could be adversely affected. See “The Exchange Offer—Consequences of Failure to Exchange.”

Federal Income Tax Consequences	The exchange of original notes for registered notes should not be a taxable event for federal income tax purposes. See “U.S. Federal Income Tax Consequences.”

Summary of the Terms of the Registered Notes

The following summary contains basic information about the registered notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the notes, please refer to the section of this prospectus entitled “Description of the Registered Notes.”

Issuer	AK Steel Corporation.

Securities offered	$380.0 million aggregate principal amount of 8.750% Senior Secured Notes due 2018.

Maturity date	December 1, 2018.

Interest payment dates	Interest will be payable in cash on June 1 and December 1 of each year, beginning December 1, 2013.

Guarantees	AK Holding, our parent, will guarantee the notes on a senior unsecured basis. If we do not make any payment on the notes, then AK Holding must make the payment instead.

Notes Collateral	The notes are secured by first priority liens on the plant, property and equipment of AK Steel (other than certain excluded property) and proceeds thereof.

See “Description of the Registered Notes—Security.”

Under certain circumstances, the indenture and the security documents governing the notes will permit us and the guarantors to incur additional debt that also may be secured by liens on the notes collateral that are equal to the liens securing the notes. See “Description of the Registered Notes—Security—Collateral Trust Agreement.”

Mandatory Offer to Repurchase Following Certain Asset Sales

If we sell certain notes collateral and do not reinvest the net proceeds in notes collateral in compliance with the indenture that will govern the notes, we must offer to repurchase the notes at 100% of their aggregate principal amount, plus accrued and unpaid interest.

Ranking	The notes will be our senior secured obligations and rank:

• equal in right of payment with all of our existing and future senior debt but effectively senior to all unsecured debt to the extent of the value of the notes collateral;

• senior in right of payment to any of our future subordinated debt;

•   effectively junior to any obligations that are secured by assets that are not part of the notes collateral, including the inventory, receivables, intellectual property and related assets and any proceeds of the foregoing (collectively, the “ABL Collateral”), which secure the obligations under our $1.1 billion five-year asset-backed revolving credit facility (the “Credit Facility”); and

•   effectively junior in right of payment to the obligations of the subsidiaries of AK Steel that do not guarantee the notes; in this regard, none of AK Steel’s subsidiaries will initially guarantee the notes.

As of March 31, 2013:

•   we had no other debt secured ratably with the $350.0 million in aggregate principal amount of notes then outstanding by liens on the notes collateral but had $78.2 million of outstanding letters of credit under our Credit Facility secured by the ABL Collateral;

• we had $1,100.6 million of unsecured senior debt; and

•   our non-guarantor subsidiaries had $46.7 million of indebtedness and other liabilities (including trade payables, but excluding intercompany obligations and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with accounting principles generally accepted in the United States of America (“GAAP”)) to which the notes would have been structurally subordinated.

Optional redemption	We may redeem any of the notes prior to December 1, 2015 at a redemption price equal to 100% of the principal amount of the notes plus a “make-whole” premium. We may redeem any of the notes beginning on December 1, 2015 at the redemption prices set forth in “Description of the Registered Notes—Optional Redemption.”

In addition, before December 1, 2015, we may redeem up to 35% of the aggregate principal amount of notes originally issued (calculated after giving effect to any Additional Notes, as defined under “Description of the Registered Notes—General”) with the proceeds of certain public offerings of our common stock at 108.750% of their principal amount plus accrued interest. We may make such redemption only if, after any such redemption, at least 65% of the aggregate principal amount of notes originally issued remains outstanding.

Change of control	Upon a change of control (as defined under “Description of the Registered Notes—Definitions”), we will be required to make an offer to purchase the notes. The purchase price will equal 101% of the principal amount of the notes on the date of purchase plus accrued and unpaid interest. We may not have sufficient funds available at the time of any change of control to make any required debt repayment (including repurchases of the notes). See “Risk Factors—Risks Relating to the Notes—Risks associated with change of control provisions in the indentures governing our debt and our Credit Facility.”

Certain covenants	The terms of the notes restrict our ability and the ability of our restricted subsidiaries (as described in “Description of the Registered Notes”) to:

• create liens on its and their assets;

• incur subsidiary debt;

• engage in sale/leaseback transactions;

• sell notes collateral; and

• engage in a consolidation, merger or sale of assets.

However, these limitations are subject to a number of important qualifications and exceptions described under the heading “Description of the Registered Notes.”

Form of registered notes	The registered notes to be issued in the exchange offer will be represented by one or more global securities deposited with U.S. Bank National Association for the benefit of DTC. You will not receive registered notes in certificated form unless one of the events set forth under the heading “Description of the Registered Notes—Form of Registered Notes” occurs. Instead, beneficial interests in the registered notes to be issued in the exchange offer will be shown on, and transfer of these interests will be effected only through, records maintained in book-entry form by DTC with respect to its participants.

Use of Proceeds	We will not receive any cash proceeds upon completion of the exchange offer.

Risk Factors	See “Risk Factors” for a discussion of certain factors that you should carefully consider before investing in the notes and participation in the exchange offer.

Ratio of Earnings to Fixed Charges

The following table sets forth information regarding our ratio of earnings to fixed charges for the historical periods shown. For purposes of determining the ratio of earnings to fixed charges, earnings consist of income from continuing operations before income taxes with applicable adjustments. Fixed charges consist of capitalized interest credit, interest factor in rent expense and other interest and fixed charges.

Three months ended March 31, 2013	Year Ended December 31,
	2012	2011	2010	2009	2008
NM*	NM*	NM*	NM*	NM*	NM*

*	For the three months ended March 31, 2013 and the years ended December 31, 2012, 2011, 2010 2009 and 2008, earnings were less than fixed charges by $7.2 million, $252.1 million, $243.6 million, $172.3 million, $95.9 million and $1.3 million, respectively.

Summary Historical Financial and Operating Data

The following summary historical consolidated financial data as of and for the three months ended March 31, 2013 and 2012 has been derived from our unaudited condensed consolidated financial statements, and the summary historical consolidated financial data as of December 31, 2012 and 2011 and for each of the years in the three-year period ended December 31, 2012 has been derived from our audited consolidated financial statements, which are incorporated by reference in this prospectus. The historical consolidated financial data as of December 31, 2010, 2009, and 2008 and for the years ended December 31, 2009 and 2008 has been derived from our audited consolidated financial statements, which are not included or incorporated by reference in this prospectus.

This information is only a summary. You should read the data set forth in the table below in conjunction with our unaudited condensed consolidated financial statements and the accompanying notes as of and for the three months ended March 31, 2013 and 2012 and our audited consolidated financial statements and the accompanying notes as of December 31, 2012 and 2011 and for each of the years in the three-year period ended December 31, 2012, which are included in AK Holding’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 and AK Holding’s Annual Report on Form 10-K for the year ended December 31, 2012, each of which is incorporated by reference in this prospectus.

	Year Ended December 31,					Three Months Ended March 31,
	2008	2009	2010	2011	2012	2012	2013
	(Dollars in millions, except per share and per ton data)
Net sales	$7,644.3	$4,076.8	$5,968.3	$6,468.0	$5,933.7	$1,508.7	$1,369.8
Costs of products sold (exclusive of items below)	6,489.1	3,725.6	5,643.2	6,036.8	5,539.1	1,409.0	1,252.3
Selling and administrative expenses (exclusive of items shown below)	218.9	188.3	204.0	215.4	208.7	55.8	51.6
Depreciation	202.1	204.6	197.1	185.0	192.0	48.3	48.6
Pension and other postretirement benefits expense (income) (exclusive of corridor charge shown below)	6.7	28.4	(14.9)	(36.0)	(35.3)	(8.5)	(15.9)
Pension corridor charge	660.1	—	—	268.1	157.3	—	—
Other operating items:
Ashland coke plant shutdown charges	—	—	63.7	—	—	—	—
Butler retiree benefit settlement costs	—	—	9.1	—	—	—	—
Curtailment charge	39.4	—	—	—	—	—	—

Total operating costs	7,616.3	4,146.9	6,102.2	6,669.3	6,061.8	1,504.6	1,336.6

Operating profit (loss)	28.0	(70.1)	(133.9)	(201.3)	(128.1)	4.1	33.2
Interest expense	46.5	37.0	33.0	47.5	86.7	16.2	31.0
Other income (expense)	12.1	9.1	(7.6)	(5.3)	6.2	0.9	1.8

Income (loss) before income taxes	(6.4)	(98.0)	(174.5)	(254.1)	(208.6)	(11.2)	4.0
Income tax provision due to tax law changes	—	5.1	25.3	2.0	—	—	—
Income tax provision (benefit)(1)	(10.9)	(25.1)	(69.1)	(96.0)	790.0	(4.3)	(2.8)

Total income tax provision (benefit)	(10.9)	(20.0)	(43.8)	(94.0)	790.0	(4.3)	(2.8)

Net income (loss)	4.5	(78.0)	(130.7)	(160.1)	(998.6)	(6.9)	6.8
Less: Net income (loss) attributable to noncontrolling interests(1)	0.5	(3.4)	(1.8)	(4.5)	28.7	4.9	16.7

Net income (loss) attributable to AK Holding	$4.0	$(74.6)	$(128.9)	$(155.6)	$(1,027.3)	$(11.8)	$(9.9)

Basic and diluted earnings per share:
Net income (loss) per share attributable to AK Holding common stockholders	$0.04	$(0.68)	$(1.17)	$(1.41)	$(9.06)	$(0.11)	$(0.07)

	Year Ended December 31,					Three Months Ended March 31,
	2008	2009	2010	2011	2012	2012	2013
	(Dollars in millions, except per share and per ton data)
Other financial data:
Capital investments(2)	$(166.8)	$(109.5)	$(117.1)	$(101.1)	$(45.5)	$(10.5)	$(15.5)
Net cash flows from operating activities	83.1	58.8	(132.4)	(180.5)	(270.8)	(150.0)	(7.0)
Net cash flows from investing activities	(217.8)	(133.4)	(266.3)	(420.2)	(118.6)	(29.9)	(15.7)
Net cash flows from financing activities	(16.2)	(26.4)	153.8	425.9	574.4	180.2	(12.5)
Balance sheet data (as of period end):
Cash and cash equivalents	$562.7	$461.7	$216.8	$42.0	$227.0	$42.3	$191.8
Working capital	1,268.6	889.4	559.6	137.3	630.3	397.1	604.0
Total assets(3)	4,682.0	4,274.7	4,188.6	4,449.9	3,903.1	4,691.3	3,906.1
Current portion of long-term debt (including borrowings under the Credit Facility classified as short-term)	0.7	0.7	0.7	250.7	0.7	145.7	0.7
Long-term debt (excluding current portion)	632.6	605.8	650.6	650.0	1,411.2	949.9	1,411.9
Current portion of pension and postretirement benefit obligations	152.4	144.1	145.7	130.0	108.6	127.2	109.8
Pension and other postretirement benefit obligations (excluding current portion)	2,144.2	1,856.2	1,706.0	1,744.8	1,661.7	1,705.8	1,607.7
Total equity (deficit)(1)	970.7	880.1	641.1	377.2	(91.0)	360.6	(109.7)
Other data:
Cash dividend declared per common share	$0.20	$0.20	$0.20	$0.20	$0.10	$0.05	$—
Amortization(4)	$11.2	$12.3	$15.0	$14.1	$14.2	$6.9	$4.1
Adjusted EBITDA(5)	$941.6	$156.4	$144.3	$265.7	$181.2	$48.9	$66.8
Steel shipments (net thousand tons)	5,866.0	3,935.5	5,660.9	5,698.8	5,431.3	1,325.9	1,289.8
Average selling price per ton	$1,303	$1,036	$1,054	$1,131	$1,092	$1,138	$1,062
Adjusted EBITDA per ton	$161	$40	$25	$47	$33	$37	$52

(1)

In the first quarter of 2013, SunCoke Energy, Inc. (“SunCoke”) completed an initial public offering of an affiliate, SunCoke Energy Partners, L.P., a master limited partnership. As a result of a change in the legal structure of the SunCoke entities that own Middletown Coke Company, LLC (“SunCoke Middletown”) made in connection with the offering, income taxes are no longer allocated to net income attributable to SunCoke Middletown beginning in the first quarter of 2013. Thus, effective January 1, 2013, our income tax provision (benefit) no longer includes the effect of that allocation. However, for the years ended December 31, 2010, 2011 and 2012 and the three months ended March 31, 2012, the consolidated income tax provision (benefit) included $(1.1) million, $(2.8) million, $17.6 million and $3.0 million, respectively, associated with SunCoke Middletown. For the years ended December 31, 2008 and 2009, the consolidated income tax provision (benefit) included no amounts associated with SunCoke Middletown. Neither the former tax allocation nor the January 1, 2013 change eliminating that allocation had any effect on the net income (loss) attributable to AK Holding in any period. As of December 31, 2012, the advances in SunCoke Middletown were classified as noncontrolling interests as a result of SunCoke’s conclusion that the advances should now be treated as an equity investment. These advances totaled $45.5 million, $74.5 million, $226.2 million, $436.8 million and $416.2 million at December 31, 2008, 2009, 2010 and 2011 and March 31, 2012, respectively, and were included in other non-current liabilities based on SunCoke’s treatment of the advances as intercompany payables.
(2)	Excludes operations of SunCoke Middletown, which are consolidated in our results although we do not own an equity interest in SunCoke Middletown.
(3)	Included in consolidated total assets are assets of consolidated variable interest entities totaling $439.2 million at March 31, 2013. These assets are primarily related to SunCoke Middletown, although AK Steel has no ownership interest in SunCoke Middletown’s equity or its assets. As such, the assets do not and will not serve as collateral for the notes or any of our other indebtedness, nor are the assets available to our creditors or shareholders in settlement of any claims.
(4)	Amortization excludes amounts that are included in interest expense.
(5)	EBITDA is defined as net income (loss) attributable to AK Holding, plus noncontrolling interests, income tax provision (benefit), net interest expense, depreciation and amortization. Adjusted EBITDA is defined as net income (loss) attributable to AK Holding, plus income tax provision (benefit), net interest expense, depreciation, amortization and special charges. These are metrics that are sometimes used to compare the results of different companies by removing the effects of different factors that might otherwise make comparisons inaccurate or inappropriate. The adjusted results, although not financial measures under GAAP and not identically applied by other companies, facilitate the ability to analyze our financial results in relation to those of our competitors and to our prior financial performance by excluding items that otherwise would distort the comparison. Adjusted EBITDA is not necessarily comparable to similarly titled measures used by other companies. Adjusted EBITDA is presented because we believe it enhances investors’ understanding of our financial results and is a useful indicator of our performance and our ability to meet debt service and capital expenditure requirements. It is not, however, intended as an alternative measure of operating results or cash flow from operations as determined in accordance with GAAP.

We have adjusted EBITDA to exclude the effects of noncontrolling interests, pension corridor accounting charges, Ashland coke plant shutdown charges and Butler Retiree Settlement costs. We have made these adjustments because we believe that reporting adjusted net income (loss) attributable to AK Holding (as a total and on a per share basis) with these items excluded more clearly reflects our current operating results and provides investors with a better understanding of our overall financial performance.

We recognize in our results of operations, as a corridor adjustment, any unrecognized actuarial net gains or losses that exceed 10% of the larger of projected benefit obligations or plan assets. Amounts inside this 10% corridor are amortized over the plan participants’ life expectancy. The need for a corridor charge is considered at any remeasurement date, but has historically only been recorded in the fourth quarter at the time of the annual remeasurement. After excluding the corridor charge, the remaining pension expense included in the non-GAAP measure is comparable to the accounting for pension expense on a GAAP basis in the first three quarters of the year and we believe this is useful in analyzing our results on a quarter-to-quarter basis, as well as analyzing our results on a year-to-year basis. As a result of our corridor method of accounting, our subsequent financial results on both a GAAP and a non-GAAP basis do not contain any amortization of prior period actuarial gains or losses that exceeded the corridor threshold because those amounts were immediately recognized as a corridor adjustment in the period incurred. Actuarial net gains and losses occur when actual experience differs from any of the many assumptions used to value the benefit plans, or when the assumptions change, as they may each year when a valuation is performed. The two most significant of those assumptions are the discount rate used to value projected plan obligations and the rate of return on plan assets. In addition, changes in other actuarial assumptions and the degree by which the unrealized gains or losses are within the corridor threshold prior to remeasurement will affect the calculation of the corridor adjustment. The effect of prevailing interest rates on the discount rate as of the December 31 measurement date and actual return on plan assets compared to the expected return will have a significant impact on the determination of our year-end liability, corridor adjustment and subsequent year’s expense for these benefit plans. For example, the corridor charge for the year ended December 31, 2012 was driven by actuarial losses caused primarily by (i) a decrease in the discount rate assumption used to determine the current year pension liabilities from 4.74% at December 31, 2011 to 3.85% at December 31, 2012 (an actuarial loss of approximately $280.0 million) and (ii) changes in mortality assumptions partially offset by (iii) the net effect of the difference between the expected return on assets of 8.0% ($188.3 million) and the actual return on assets of 14.8% ($347.8 million) (netting to an actuarial gain of $159.5 million). We believe that the corridor method of accounting for pension and other postretirement obligations is rarely used by other publicly traded companies. However, because different approaches are used in recognizing actuarial gains and losses, our resulting pension expense on a GAAP basis or a non-GAAP basis may not be comparable to other companies’ pension expense on a GAAP basis. Although the corridor charge reduces reported operating and net income, it does not affect our cash flows in the current period. However, the pension obligation will be ultimately settled in cash.

The following table presents a reconciliation of adjusted EBITDA to Net income (loss) attributable to AK Holding:

	Year Ended December 31,					Three Months Ended March 31,
	2008	2009	2010	2011	2012	2012	2013
	(Dollars in millions, except per ton data)
Net income (loss) attributable to AK Holding	$4.0	$(74.6)	$(128.9)	$(155.6)	$(1,027.3)	$(11.8)	$(9.9)
Noncontrolling interests	0.5	(3.4)	(1.8)	(4.5)	28.7	4.9	16.7
Income tax provision (benefit)	(10.9)	(20.0)	(43.8)	(94.0)	790.0	(4.3)	(2.8)
Interest expense	46.5	37.0	33.0	47.5	86.7	16.2	31.0
Interest income	(10.6)	(2.7)	(1.6)	(0.5)	(0.4)	(0.1)	(0.7)
Depreciation	202.1	204.6	197.1	185.0	192.0	48.3	48.6
Amortization	11.2	12.3	15.0	14.1	14.2	6.9	4.1

EBITDA	242.8	153.2	69.0	(8.0)	83.9	60.1	87.0
Special charges(a)	699.5	—	72.8	268.1	157.3	—	—
Less: EBITDA of noncontrolling interests(b)	0.7	(3.2)	(2.5)	(5.6)	60.0	11.2	20.2

Adjusted EBITDA	$941.6	$156.4	$144.3	$265.7	$181.2	$48.9	$66.8

Adjusted EBITDA per ton	$161	$40	$25	$47	$33	$37	$52

(a)	Special charges include (i) a pension corridor charge of $660.1 million in 2008, $268.1 million in 2011 and $157.3 million in 2012, (ii) $63.7 million for the shutdown of the Ashland coke plant and a $9.1 million charge taken in connection with the Butler retiree benefit settlement costs in 2010 and (iii) a pension curtailment charge of $39.4 million in 2008.
(b)	The reconciliation of EBITDA of noncontrolling interests to net income (loss) attributable to noncontrolling interests is as follows:

	Year Ended December 31,					Three Months Ended March 31,
	2008	2009	2010	2011	2012	2012	2013
	(Dollars in millions)
Net income (loss) attributable to noncontrolling interests	$0.5	$(3.4)	$(1.8)	$(4.5)	$28.7	$4.9	$16.7
Income tax provision (benefit)	—	—	(1.1)	(2.8)	17.6	3.0	—
Depreciation	0.2	0.2	0.4	1.7	13.7	3.3	3.5

EBITDA of noncontrolling interests	$0.7	$(3.2)	$(2.5)	$(5.6)	$60.0	$11.2	$20.2

RISK FACTORS

You should carefully consider the risks described below in addition to the risks described in “Item 1A—Risk Factors” in AK Holding’s Annual Report on Form 10-K for the year ended December 31, 2012, as well as the other risks and uncertainties described in the other documents incorporated by reference in this prospectus, before investing in the notes. We cannot assure you that you will not lose part or all of your investment.

Risks Relating to our Business

We caution readers that our business activities involve risks and uncertainties that could cause actual results to differ materially from those we currently expect. The most significant of those risks are:

•

Risk of reduced selling prices and shipments associated with a highly competitive, cyclical industry and weakened economies. Historically, the steel industry has been a cyclical industry. The recovery from the dramatic downturn in the domestic and global economies that began in the fall of 2008 has been slow and uneven across various industries and sectors. The lingering effects of the recession continue to adversely affect demand for our products. Although pricing and shipments have improved compared to the severe recessionary conditions of 2009, net sales have not yet returned to pre-2009 levels. This failure to return to pre-recession conditions is the result of a variety of factors, including:

•	the slow pace of the U.S. economic recovery and heightened uncertainty with respect to the direction of the economy in the United States;

•	greater widespread uncertainty and deterioration in the economies of Western Europe, caused chiefly by currency devaluations, high debt levels and reduced government and private sector spending;

•	the effects of a slowdown in the Chinese economy, including increases in exports of some categories of Chinese steel to the United States;

•	increased competition in the United States from both foreign and domestic steel competitors, particularly those in bankruptcy or with new or expanded production capacity in the United States; and

•

decreases in scrap steel exports from the United States to Europe as a result of lower foreign demand and currency devaluations, which results in greater scrap supply and lower scrap pricing in the United States and provides a competitive advantage to mini-mill producers who utilize more scrap in their steel production than integrated mills like us.

These conditions directly impact spot market pricing for our products, and in particular our carbon steel products. They also may adversely impact our efforts to negotiate higher prices with our contract customers. At this time, it is impossible to determine when or if the domestic and/or global economies will return to pre-recession levels. Thus there is a risk of continued adverse impact on demand for our products, the prices for those products, and our sales and shipments of those products as a result of the ongoing weakness in the economy. In addition, global economic conditions remain fragile and the possibility remains that the domestic or global economies, or certain industry sectors of those economies that are key to our sales, may not recover as quickly as anticipated, or could deteriorate, which likely would result in a corresponding fall in demand for our products and negatively impact our business, financial results and cash flows.

•

Risk of changes in the cost of raw materials and energy. The price which we pay for energy and key raw materials, such as iron ore, coal, natural gas and scrap, can fluctuate significantly based on market factors. The prices at which we sell steel will not necessarily change in tandem with changes in our raw material and energy costs. A portion of our shipments are in the spot market, and pricing for these products fluctuates based on prevailing market conditions. The remainder of our shipments are pursuant to contracts typically having durations of six months or more. A portion of those contracts contain fixed prices that do not allow us to pass through changes in the event of increases or decreases in raw material and energy costs. However, a significant majority of our shipments to contract customers are pursuant to contracts with variable-pricing mechanisms that allow AK Steel to adjust the price or to impose a surcharge based upon changes in certain raw material and energy costs. Those adjustments, however, do not always reflect all of our underlying raw material and energy cost changes. The scope of the adjustment may be limited by the terms of the negotiated language or by the timing of when the adjustment is effective relative to a cost increase. For shipments made to the spot market, market conditions or timing of sales may not allow us to recover the full amount of an increase in raw material or energy costs. As a result of the factors set forth above with respect to spot market sales and contract sales, we are not always able to recover through the price of our steel the full amount of cost increases associated with our purchase of energy or key raw materials. In such circumstances a significant increase in raw material or energy costs likely would adversely impact our financial results and cash flows. Conversely, in certain circumstances, our financial results and cash flows also can be adversely affected when raw material prices decline. This can occur when we lock in the price of a raw material over a period of time and the spot market price for the material declines during that period. Because there often is a correlation between the price of finished steel and the raw materials of which it is comprised, a decline in raw material prices may coincide with lower steel prices, compressing our margins. The impact of a change in raw materials prices also may be delayed by the need to consume existing inventories. New inventory may not be purchased until some portion of the existing inventory purchased earlier is consumed. The impact of this risk is particularly significant with respect to iron ore because of the volume used by operations and the associated costs. Our exposure to the risk of price increases with respect to iron ore and coal has been reduced by virtue of our investments in an iron ore joint venture and in the acquisition of coal reserves. These investments are expected over time to enable us to acquire approximately one half of our annual iron ore and coal needs at prices that are less exposed to market fluctuations and are below current market prices, but there is a risk that the volume of iron ore and coal acquired by us through these investments will be less than that in the event of delays in development or otherwise, or that the cost of raw materials from these operations will be higher than expected. To the extent that we must acquire our iron ore and coal at market prices, the overall trend of these prices remains high in comparison to historical prices. Going forward, cost increases could be significant again with respect to iron ore and coal, as well as certain other raw materials, such as scrap. The impact of significant fluctuations in the price we pay for our raw materials can be exacerbated by our “last in, first out” (“LIFO”) method for valuing inventories when there are changes in the cost of raw materials or energy or in our raw material inventory levels as well as our finished and semi-finished inventory levels. The impact of LIFO accounting may be particularly significant with respect to period-to-period comparisons.

•

Risk of severe financial hardship or bankruptcy of one or more of our major customers. Many, if not most, of our customers have shared the financial and operational challenges faced by us during the severe recession that began in late 2008 and the slow and uneven domestic and global economic recovery that has followed. In the event of a significant weakening of current economic conditions, whether as a result of secular or cyclical issues, it could lead to financial difficulties or even bankruptcy filings by our customers. We could be adversely impacted by such financial hardships or bankruptcies. The nature of that impact most likely would be lost sales or losses associated with the potential inability to collect all outstanding accounts receivables. Such an event could negatively impact our financial results and cash flows.

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Risk of reduced demand in key product markets. The automotive and housing markets are important elements of our business. Though conditions have improved since the severe economic downturn that started in the fall of 2008, particularly with respect to the automotive market, both markets continue to be depressed compared to pre-recession levels. If demand from one or more of our major automotive customers were to be reduced significantly as a result of a renewed severe economic downturn, increased use of competing materials in substitution for steel, or other causes, it likely would negatively affect our sales, financial results and cash flows. Similarly, if demand for our products sold to the housing market were to be further reduced significantly, it could negatively affect AK Steel’s sales, financial results and cash flows.

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Risk of increased global steel production and imports. Actions by our domestic or foreign competitors to increase production in and/or exports to the United States could result in an increased supply of steel in the United States, which could result in lower prices for and shipments of our products. In fact, significant increases in production capacity in the United States by competitors of AK Steel already has occurred in recent years as new carbon and stainless steelmaking and finishing facilities have begun production. In addition, foreign competitors, especially those in China, have substantially increased their production capacity in the last few years, and in some instances have seemingly targeted the U.S. market for imports of certain higher value products, including electrical steels. These and other factors have contributed to a high level of imports of foreign steel into the United States in recent years and create a risk of even greater levels of imports, depending upon foreign market and economic conditions, the value of the U.S. dollar relative to other currencies, and other variables beyond our control. A significant further increase in domestic capacity or foreign imports could adversely affect our sales, financial results and cash flows.

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Risks of excess inventory of raw materials. We have certain raw material supply contracts, particularly with respect to iron ore and coke, which have terms providing for minimum annual purchases, subject to exceptions for force majeure and other circumstances. If our need for a particular raw material is reduced for an extended period significantly below what was projected at the time the applicable contract was entered into, or what was projected at the time an annual nomination was made under that contract, we could be required to purchase quantities of raw materials, particularly iron ore and coke, which exceed our anticipated annual needs. If that circumstance was to occur, and if we were not successful in reaching agreement with a particular raw material supplier to reduce the quantity of raw materials it purchases from that supplier, then we would likely be required to purchase more of a particular raw material in a given year than it needs, negatively affecting our financial results and cash flows. The impact on financial results could be exacerbated by our LIFO method for valuing inventories, which could be affected by changes in our raw material inventory levels, as well as our finished and semi-finished inventory levels. The impact of LIFO accounting may be particularly significant with respect to period-to-period comparisons.

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Risk of supply chain disruptions or poor quality of raw materials. Our sales, financial results and cash flows could be adversely affected by transportation, raw material or energy supply disruptions, or poor quality of raw materials, particularly scrap, coal, coke, iron ore, alloys and purchased carbon slabs. Such disruptions or quality issues, whether the result of severe financial hardships or bankruptcies of suppliers, natural or man-made disasters or other adverse weather events, or other unforeseen circumstances or events, could reduce production or increase costs at one or more of our plants.

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Risk of production disruption or reduced production levels. When business conditions permit, we operate our facilities at production levels at or near capacity. High levels of production are important to our financial results because they enable us to spread our fixed costs over a greater number of tons. Production disruptions could be caused by the idling of facilities due to reduced demand, such as resulting from the recent economic downturn. Such production disruptions also could be caused by unanticipated plant outages or equipment failures, particularly under circumstances where we lack adequate redundant facilities, such as with respect to our hot mill. In addition, the occurrence of natural or man-made disasters, adverse weather conditions, or similar events or circumstances could significantly disrupt our operations, negatively impact the operations of other companies or contractors we depend upon in our operations, or adversely affect customers or markets to which we sell our products. Any such significant disruptions or reduced levels of production would adversely affect our sales, financial results and cash flows.

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Risks associated with our healthcare obligations. We provide healthcare coverage to our active employees and to a significant portion of our retirees, as well as to certain members of their families. We are self-insured with respect to substantially all of our healthcare coverage. While we have substantially mitigated our exposure to rising healthcare costs through cost sharing, healthcare cost caps and the establishment of Voluntary Employee Benefit Associations trusts, the cost of providing such healthcare coverage may be greater on a relative basis for us than for other steel companies against whom we compete because such competitors either provide a lesser level of benefits, require that their participants pay more for the benefits they receive, or do not provide coverage to as broad a group of participants (e.g., they do not provide retiree healthcare benefits). In addition, existing or new federal healthcare legislation could adversely affect our financial condition through increased costs in the future.

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Risks associated with our pension obligations. Our pension trust is currently underfunded to meet our long-term obligations. The extent of underfunding is directly affected by changes in interest rates and asset returns in the securities markets. It also is affected by the rate and age of employee retirements, along with actual experience compared to actuarial projections. These items affect pension plan assets and the calculation of pension obligations and expenses. Such changes could increase the cost to us of those obligations, which could have a material adverse effect on our results and our ability to meet those obligations. In addition, changes in the law, rules, or governmental regulations with respect to pension funding could also materially and adversely affect the cash flow of us and our ability to meet our pension obligations. Also, under the method of accounting used by us with respect to our pension obligations, we recognize into our results of operations, as a “corridor” adjustment, any unrecognized actuarial net gains or losses that exceed 10% of the larger of projected benefit obligations or plan assets. These corridor adjustments are driven mainly by changes in assumptions and by events and circumstances beyond our control, primarily changes in interest rates, performance of the financial markets, and mortality and retirement projections. A corridor adjustment, if required after a re-measurement of our pension obligations, historically has been recorded in the fourth quarter of the fiscal year. In past years, corridor adjustments have had a significant negative impact on our financial statements in the year in which a charge was recorded, although the immediate recognition of the charge in that year has the beneficial effect of reducing its impact on future years and the recognition of the corridor charge does not have any immediate impact on our cash flows.

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Risk of not reaching new labor agreements on a timely basis. Most of our hourly employees are represented by various labor unions and are covered by collective bargaining agreements with expiration dates between September 2013 and October 2016. Two of those contracts are scheduled to expire in the remainder of 2013. The labor agreement with the United Steel Workers, Local 1865, which represents approximately 820 hourly employees at our Ashland Works located in Ashland, Kentucky, expires on September 1, 2013. The labor contract with the United Auto Workers, Local 3044, which represents approximately 190 hourly employees at our Rockport Works located in Rockport, Indiana, expires on September 30, 2013. We intend to negotiate with these unions to reach new, competitive labor agreements in advance of the current respective expiration dates. We cannot predict at this time, however, when new, competitive labor agreements with the unions at the Ashland Works and Rockport Works will be reached or what the impact of such agreements will be on our operating costs, operating income and cash flow. There is the potential of a work stoppage at these locations in 2013 as their respective collective bargaining agreements expire if we and the unions cannot reach a timely agreement in contract negotiations. If there were to be a work stoppage, it could have a material impact on our operations, financial results and cash flows. To the extent that we have labor contracts with unions at other locations which expire after 2013, a similar risk applies.

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Risks associated with major litigation, arbitrations, environmental issues and other contingencies. We have described several significant legal and environmental proceedings in our Annual Report on Form 10-K for the year ended December 31, 2012 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, each of which is incorporated by reference herein. An adverse development or result in one or more of those contingencies or proceedings could negatively impact our financial results and cash flows.

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Risks associated with environmental compliance. Due to the nature and extent of environmental issues affecting our operations and obligations, changes in application or scope of environmental regulations applicable to AK Steel could have a significant adverse impact. For example, in 2010 the United States

Environmental Protection Agency (“EPA”) revised the National Ambient Air Quality Standards (“NAAQS”) for nitrogen oxide, sulfur dioxide and lead and in late 2012 promulgated a regulation lowering the NAAQS threshold for fine particulate matter. Although a variety of parties are seeking changes to, and the EPA is reevaluating certain aspects of, these new standards, if they remain in place they could require us to make significant capital expenditures to ensure compliance and could make it more difficult for us to obtain, or comply with, required permits in the future. Other adverse impacts could include, among others, costs for emission allowances, restriction of production, and higher prices for certain raw materials. These and other changes in the application or scope of environmental regulations applicable to us may adversely affect in a significant manner our operations, financial results and cash flows.

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Risk associated with regulatory compliance and changes. Our business and the businesses of our customers and suppliers are subject to a wide variety of government oversight and regulation. The regulations promulgated or adopted by various government agencies, and the interpretations and application of such regulations, are dynamic and constantly evolving. To the extent new regulations arise, the application of existing regulations expands, or the interpretation of applicable regulations changes, we may incur additional costs for compliance, including capital expenditures. We may also be indirectly affected through regulatory changes impacting our customers or suppliers. Such changes could reduce the competitiveness or even the viability of our products to our customers or cause our suppliers to pass their increased costs of compliance through to us in the form of higher prices for their goods or services, which could adversely affect our operations, financial results and cash flows.

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Risks associated with climate change and greenhouse gas emission limitations. The United States has not ratified the 1997 Kyoto Protocol Treaty (the “Kyoto Protocol”), and AK Steel does not produce steel in a country that has ratified that treaty. Negotiations for a treaty that would succeed the Kyoto Protocol are ongoing and it is not known yet what the terms of that successor treaty ultimately will be or if the United States will ratify it. It is possible, however, that limitations on greenhouse gas emissions may be imposed in the United States at some point in the future through federally-enacted legislation or regulation. The EPA already has issued and/or proposed regulations addressing greenhouse gas emissions, including regulations that will require reporting of greenhouse gas emissions from large sources and suppliers in the United States. Legislation previously has been introduced in the United States Congress aimed at limiting carbon emissions from companies that conduct business that is carbon-intensive. Among other potential material items, such bills could include a proposed system of carbon emission credits issued to certain companies, similar to the European Union’s existing “cap and trade” system. It is impossible at this time, however, to forecast what the final regulations and legislation, if any, will look like and the resulting effects on us. Depending upon the terms of any such regulations or legislation, however, we could suffer negative financial impact as a result of increased energy, environmental and other costs in order to comply with the limitations that would be imposed on greenhouse gas emissions. In addition, depending upon whether similar limitations are imposed globally, the regulations and/or legislation could negatively impact our ability to compete with foreign steel companies situated in areas not subject to such limitations. Unless and until all of the terms of such regulation and legislation are known, however, we cannot reasonably or reliably estimate their impact on our financial condition, operating performance or ability to compete.

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Risks associated with financial, credit, capital and banking markets. In the ordinary course of business, we seek to access competitive financial, credit, capital and/or banking markets. Currently, we believe we have adequate access to these markets to meet our reasonably anticipated business needs. We both provide and receive normal trade financing to and from our customers and suppliers. To the extent, if at all, access to competitive financial, credit, capital and/or banking markets by us, or our customers or suppliers, was to be impaired, our operations, financial results and cash flows could be adversely impacted.

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Risk associated with our use of derivative contracts to hedge commodity pricing volatility. We use cash-settled commodity price swaps and options to hedge the market risk for a portion of our raw material and energy purchases to mitigate the risk of pricing volatility with respect to such inputs. In the event the price of an underlying commodity falls below the price at which we have hedged such commodity, we will benefit from the lower market price for the commodity purchased, but will not realize the full benefit of the lower commodity price because of the amount that we have hedged. In certain circumstances we also could be required to provide collateral for our potential derivative liability or close our hedging transaction for the commodity. Additionally, there may be a lag in timing (particularly with respect to iron ore) between a decline in the price of a commodity underlying a derivative contract, which could cause us to make payments in the short-term to provide collateral or settle our relevant hedging transaction, and the period in which we experience the benefits of the lower cost input through our direct purchases of the commodity. Each of these risks related to our hedging transactions could adversely affect our financial results and cash flows.

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Risk associated with the value of our net deferred tax assets. U.S. internal revenue laws and regulations and similar state laws applicable to us and the rates at which we are taxed have a significant effect on our financial results. For instance, we have recorded deferred tax assets, including loss carryforwards and tax credit carryforwards, on our Consolidated Balance Sheets to reflect the economic benefit of tax positions that become deductible in future tax periods at the tax rate that is expected when they will be taken. Changes in tax laws or rates can materially affect the future deductible amounts related to deferred tax assets. For example, a reduction in the tax rate would decrease the amount of tax benefit to be realized in the future and result in a charge to the income statement, which would have the effect of reducing our income at the time the tax rate change was enacted. As a result of developments during the second quarter of 2012, we concluded that, from an accounting perspective we were unable to support that we would be able to realize all of the benefits of the deferred tax assets and established a valuation allowance for our deferred tax assets. In addition, in determining the appropriate amount of the valuation allowance, the accounting standards allow us to consider the timing of future reversal of our taxable temporary differences and available tax strategies that, if implemented, would result in the realization of deferred tax assets. The use of a tax planning strategy involving LIFO inventory accounting will result in changes in the valuation allowance on the deferred tax assets in relation to the amount of LIFO income or expense we record and could materially affect our financial results. Thus, changes in certain tax laws, a reduction in tax rates or a reduction in the realizable value of the deferred tax assets could have a material adverse effect on our financial results and financial condition. For more detail concerning our net deferred tax assets, see our Annual Report on Form 10-K for the year ended December 31, 2012 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, each of which is incorporated by reference herein.

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Risk of inability to fully realize benefits of long-term cost savings and margin enhancement initiatives. In recent years we have undertaken several significant projects in an effort to lower our costs and enhance our margins. These include efforts to lower our costs and increase our control over certain key raw materials through a strategy of vertically integrating into approximately one half of our annual supply of such key raw materials. We intend to implement this strategy with respect to coke through our long-term contractual arrangements with SunCoke, with respect to iron ore through our investment in Magnetation, and with respect to coal through our acquisition and development of AK Coal. Other strategic initiatives to lower our costs include efforts to realize a higher utilization of our production facilities and the implementation of a strategic purchasing procurement system. We also have targeted several other areas for enhancing our profitability, including increasing our percentage of contract sales (and lowering spot market sales), producing and selling a higher-value mix of products and developing new products that can command higher prices from customers. To the extent that one or more of our significant cost-savings or margin enhancement projects is unsuccessful, or that several projects are significantly less effective in achieving the level of combined cost-savings or margin enhancement than we are anticipating, or that we do not achieve such results as quickly as anticipated, our financial results and cash flows could be adversely impacted.

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Risk of lower quantities or quality of estimated coal reserves of AK Coal. We have based estimated reserve information of our wholly-owned subsidiary, AK Coal, on engineering, economic and geological data assembled and analyzed by third-party engineers and geologists, with review by and involvement of our employees. There are numerous uncertainties inherent in estimating quantities and qualities of, and costs to mine, recoverable reserves, including many factors beyond our control. Estimates of economically-recoverable coal reserves necessarily depend upon a number of variables and assumptions, such as geological and mining conditions that may not be fully identified by available exploration data or that may differ from experience in current operations, historical production from the area compared with production from other similar producing areas, the assumed effects of regulation and taxes by governmental agencies and assumptions concerning coal prices, operating costs, development costs and reclamation costs, all of which may vary considerably from actual results. As a result, actual coal tonnage recovered from AK Coal’s properties and the related costs may vary materially from our estimates. In addition, actual or alleged defects in title in or the boundaries of the property that AK Coal owns or its loss of any material leasehold interests could limit or eliminate its ability to mine these properties, which may reduce the estimated reserves controlled by AK Coal or result in significant unanticipated costs to obtain the property rights to mine such reserves.

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Risk of increased governmental regulation of mining activities. Our ability to realize fully the expected benefits from AK Coal and Magnetation could be materially adversely affected by increased governmental regulation of mining and related activities, including difficulties or delays in or their failure to receive, maintain, modify or comply with environmental permits required for their operations. With respect to AK Coal, the coal mining industry is subject to numerous and extensive federal, state and local environmental laws and regulations, including laws and regulations pertaining to permitting and licensing requirements, air quality standards, plant and wildlife protection, reclamation and restoration of mining properties, the discharge of materials into the environment, the storage, treatment and disposal of wastes, surface subsidence from underground mining and the effects of mining on groundwater quality and availability. With respect to Magnetation, although the construction and operation of its iron ore concentrate plants require fewer environmental permits, its construction and operation of a proposed iron ore pelletizing plant will be subject to most, if not all, of the federal, state and local environmental laws and regulations previously mentioned in regards to AK Coal. The costs, liabilities and requirements associated with these laws and regulations are significant and may increase the costs of, delay or even preclude the commencement or continuation of, AK Coal’s mining activities and Magnetation’s proposed pellet plant operations.

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Risk of inability to hire or retain skilled labor and experienced manufacturing and mining managers. Modern steel-making and mining uses specialized techniques and advanced equipment and requires experienced managers and skilled laborers. The manufacturing and mining industries in the United States are in the midst of a shortage of experienced managers and skilled labor. This shortage is due in large part to demographic changes, as such laborers and managers are retiring at a faster rate than replacements are entering the workforce or achieving a comparable level of experience. If we or AK Coal are unable to hire or contract sufficient experienced managers and skilled laborers, there could be an adverse impact on the productivity of these operations and the ultimate benefits to us. For example, although AK Coal has hired a senior executive and other senior managers with substantial coal mining experience to oversee its operations, additional experienced managers and labor will be necessary, whether through hiring employees or through third party contractors.

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Risk of IT security threats and sophisticated computer crime. We rely upon IT systems and networks in connection with a variety of business activities. In addition, we collect and store sensitive data. We have taken, and intend to continue to take, what we believe are appropriate and reasonable steps to prevent security breaches in our systems and networks. In recent years, however, there appears to have been an increase in both the number and sophistication of IT security threats and computer crimes. These IT security threats and increasingly sophisticated computer crimes, including advanced persistent threats, pose a risk to the security of our systems and networks and the confidentiality, availability and integrity of our data. A failure of or breach in security could expose us to risks of production downtimes and operations disruptions, misuse of information or systems, or the compromising of confidential information, which in turn could adversely affect our reputation, competitive position, business and financial results.

Risks Relating to the Notes

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Risks associated with our outstanding debt and other obligations. As of March 31, 2013, after giving effect to the issuance of the $30.0 million in aggregate principal amount of original notes on June 24, 2013, and the use of the net proceeds therefrom, we had outstanding $1,480.6 million of indebtedness (excluding net unamortized discount), which includes $380.0 million of indebtedness from the original notes and $1,100.6 million of other indebtedness, comprised of the 5.00% Exchangeable Notes due 2019 (the “Exchangeable Notes”), the 7.625% Senior Notes due May 2020 (the “2020 Notes”), the 8.375% Senior Notes due April 2022 (the “2022 Notes”) and $100.6 million of tax exempt and other financing obligations, all of which is indebtedness of AK Steel. As of March 31, 2013, our non-guarantor subsidiaries had $46.7 million of indebtedness and other liabilities (including trade payables, but excluding intercompany obligations and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with GAAP) to which the notes would have been structurally subordinated.

Further, as of March 31, 2013, our additional obligations include $1.7 billion of pension and other postretirement benefit obligations. We expect to contribute $110.2 million to the master pension trust (having already contributed $71.3 million as of March 31, 2013) and $30.8 million to fund certain VEBA trusts in the remainder of 2013. We also expect to contribute approximately $210.0 million and $125.0 million to our pension plans in 2014 and 2015, respectively. We also have additional contractual commitments, including the commitment as of May 31, 2013 to contribute an additional $100.0 million (in the aggregate over the next one to two years) for the second phase of our joint venture with Magnetation. At March 31, 2013, we had no outstanding borrowings and $78.2 million of outstanding letters of credit under our Credit Facility, resulting in remaining availability of $874.4 million (subject to customary borrowing conditions, including a borrowing base). To the extent eligible collateral levels rise, our total availability under the Credit Facility will also rise, allowing us the potential to increase the amount borrowed under the Credit Facility.

The amount of our indebtedness and other financial obligations could have important consequences to you as a holder of the notes. For example, it could:

•	increase our vulnerability to general adverse economic and industry conditions;

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require a substantial portion of our cash flows to be dedicated to debt service payments, reducing the amount of cash flows available for other purposes, such as working capital, capital expenditures, acquisitions, joint ventures or general corporate purposes,

•	limit our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, joint ventures, general corporate purposes or other purposes;

•	limit our planning flexibility for, or ability to react to, changes in our business and the industry; and

•	place us at a competitive disadvantage with competitors who may have less indebtedness and other obligations or greater access to financing.

Our Credit Facility and other indebtedness includes certain covenants that restrict us. In addition, our Credit Facility requires us to maintain compliance with a fixed charge coverage ratio if our level of availability under the Credit Facility falls below a specified threshold level. If we fail to make any required payment under our Credit Facility or other indebtedness or to comply with any of the financial or operating covenants included in such indebtedness, we would be in default. Holders of such indebtedness could then vote to accelerate the maturity of the indebtedness. Other creditors might then accelerate other indebtedness. If holders of indebtedness accelerate the maturity of that indebtedness, we cannot assure you that we will have sufficient assets to satisfy our obligations under that indebtedness and our other indebtedness, including the notes.

Our indebtedness under our Credit Facility bears interest at rates that fluctuate with changes in certain prevailing interest rates (although, subject to certain conditions, such rates may be fixed for certain periods). If interest rates increase, we may be unable to meet our debt service obligations under our Credit Facility and other indebtedness.

•	Risks associated with our and our subsidiaries’ ability to incur substantially more debt, which could further exacerbate the risks associated with our substantial leverage.

The terms of our Credit Facility and other indebtedness, including the notes, will not fully prohibit us or our subsidiaries from incurring substantial additional indebtedness in the future. Moreover, our subsidiaries may incur indebtedness or other liabilities, all of which would effectively be senior to the notes. If new debt or other liabilities are added to our and our subsidiaries’ current levels of indebtedness, the related risks that we and they now face could intensify.

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Our subsidiaries do not guarantee the notes, which may adversely affect our ability to repay the notes and result in the notes’ structural subordination to our subsidiaries’ liabilities. The notes are not guaranteed by any of our subsidiaries. A portion of our consolidated assets is held by our subsidiaries and consolidated variable interest entities. Accordingly, our ability to service our debt, including the notes, depends in part on the results of operations of our subsidiaries and upon the ability of such subsidiaries to provide us with cash, whether in the form of dividends, loans or otherwise, to pay amounts due on our obligations, including the notes. Our subsidiaries and consolidated variable interest entities are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments on the notes or to make any funds available for that purpose. In addition, dividends, loans or other distributions to us from such subsidiaries may be subject to contractual and other restrictions and are subject to other business considerations.

In the event of a bankruptcy, liquidation or reorganization of our subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. In the event of bankruptcy or liquidation, none of the assets of our consolidated variable interest entities would be available for distributions to us. AK Steel’s subsidiaries and consolidated variable interest entities, none of whom will guarantee the notes, generated approximately 15.8% and 15.3% of our consolidated revenues for the three months ended March 31, 2013 and year ended December 31, 2012, respectively. As of March 31, 2013, our non-guarantor subsidiaries had $46.7 million of indebtedness and other liabilities (including trade payables, but excluding intercompany obligations and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with GAAP) to which the notes would have been structurally subordinated.

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The instruments governing our debt contain cross default provisions that may cause all of the debt issued under such instruments to become immediately due and payable as a result of a default under an unrelated debt instrument. The indentures governing these notes and our Exchangeable Notes, 2020 Notes and 2022 Notes and our Credit Facility contain numerous covenants, and our Credit Facility requires the maintenance of a certain minimum fixed charge coverage ratio. Our failure to comply with the obligations contained in the instruments governing our indebtedness could result in an event of default under the applicable instrument, which could result in the related debt becoming immediately due and payable and could further result in a cross default and thereby cross acceleration of our debt issued under other instruments, including the indenture governing the notes. In such event, we would need to raise funds from alternative sources, which funds may not be available to us on favorable terms, on a timely basis or at all. Alternatively, such a default could require us to sell our assets and otherwise curtail our operations in order to pay our creditors. Such alternative measures could have a material adverse effect on our business, financial condition and results of operations.

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Risk of our cash flows proving inadequate to service our debt and provide for our other obligations, which may require us to refinance all or a portion of our existing debt or future debt at terms unfavorable to us. Our ability to make payments on and refinance our indebtedness, including our Credit Facility and the notes, and other financial obligations, and to fund our capital expenditures, joint ventures and acquisitions will depend on our ability to generate substantial operating cash flow. This will depend on our future performance, which will be subject to prevailing economic conditions and to financial, business and other factors beyond our control. Our Credit Facility and $1.3 million of tax-exempt and other financing obligations have earlier maturity dates than that of the notes, and we will be required to repay or refinance such indebtedness prior to when the notes come due. In addition, upon conversion of the Exchangeable Notes (which may occur prior to maturity of the notes if certain conditions are satisfied), we will repay the principal amount of such notes in cash. If our cash flows were to prove inadequate to meet our debt service and other obligations in the future, we may be required to refinance all or a portion of our existing or future debt, including the notes, on or before maturity, to sell assets or to obtain additional financing. We cannot assure you that we will be able to refinance any of our indebtedness, including our Credit Facility, the Exchangeable Notes, the 2020 Notes, the 2022 Notes, our tax-exempt and other financing obligations or the notes, sell any such assets or obtain additional financing on commercially reasonable terms or at all.

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Risks associated with the limited covenants in the indenture governing the notes. The indenture governing the notes contains limited covenants, including those restricting our ability and our subsidiaries’ ability to create certain liens, incur certain debt, pledge or sell Notes Collateral and enter into certain sale and leaseback transactions. The limitation on liens, limitation on subsidiary debt and limitation on sale and leaseback covenants contain exceptions that will allow us and our subsidiaries to incur liens with respect to material assets. See “Description of the Registered Notes—Certain Covenants.” In light of these exceptions, holders of the notes may be structurally or contractually subordinated to new lenders.

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Risks associated with change of control provisions in the indentures governing our debt and our Credit Facility. The indenture governing the notes, as well as the indenture governing the 2022 Notes and the 2022 Notes, require that, upon the occurrence of a “change of control repurchase event,” as such term is defined in the indenture, we must make an offer to repurchase the notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. Further, upon the occurrence of a fundamental change, as defined in the indenture governing the Exchangeable Notes (which, for example, would include various transactions pursuant to which AK Holding would undergo a change of control), holders may require AK Steel to repurchase the Exchangeable Notes in whole or in part for cash at a price equal to par plus any accrued and unpaid interest. In addition, upon the occurrence of a “make-whole fundamental change,” as defined in the indenture governing the Exchangeable Notes, prior to the maturity date, in addition to requiring AK Steel to repurchase the Exchangeable Notes in whole or in part for cash at a price equal to par plus any accrued and unpaid interest, the exchange rate will be increased in certain circumstances for a holder who elects to exchange its Exchangeable Notes in connection with such event. Certain events involving a change of control will result in an event of default under our Credit Facility and may result in an event of default under other indebtedness that we may incur in the future. An event of default under our Credit Facility or other indebtedness could result in an acceleration of such indebtedness. See “Description of the Registered Notes—Change of Control.” The acceleration of indebtedness and our inability to repurchase all the tendered notes could constitute events of default under the indenture governing the notes. No assurance can be given that we will have sufficient funds to repay any debt which is accelerated or any notes which are tendered as a result of a change of control.

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You may not be able to determine when a change of control has occurred and may not be able to require us to purchase notes as a result thereof. The definition of change of control includes a phrase relating to the sale, lease or transfer of “all or substantially all” of our assets. There is no precisely established definition of the phrase “substantially all” under applicable law. Accordingly, your ability to require us to repurchase your notes as a result of a sale, lease or transfer of less than all of our assets to another individual, group or entity may be uncertain.

In addition, a Delaware Chancery Court decision found that incumbent directors are permitted to approve as a continuing director any person, including one nominated by a dissident stockholder and not recommended by the board, as long as the approval is granted in good faith and in accordance with the board’s fiduciary duties. Accordingly, you may not be able to require us to purchase your notes as a result of a change in the composition of the directors on our board unless a court were to find that such approval was not granted in good faith or violated the board’s fiduciary duties. The court also observed that certain provisions in indentures, such as continuing director provisions, could function to entrench an incumbent board of directors and could raise enforcement concerns if adopted in violation of a board’s fiduciary duties. If such a provision were found unenforceable, you would not be able to require us to purchase your notes upon a change of control resulting from a change in the composition of our board. See “Description of the Registered Notes—Change of Control.”

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Lenders under our Credit Facility, which is secured by a first priority lien on our inventory and accounts receivable have rights senior to the rights of the holders of the notes with respect to the ABL Collateral. Obligations under our Credit Facility are, subject to certain exceptions and permitted liens, secured by a first-priority lien on certain of our accounts receivables and inventory. The notes and AK Holding’s guarantee will not be secured by a lien on the ABL Collateral. Any rights to payment and claims by the holders of the notes will, therefore, be effectively junior to any rights to payment or claims by our creditors under our Credit Facility with respect to distributions of the ABL Collateral. Only when our obligations under the ABL Facility are satisfied in full will the proceeds of these assets be available, subject to other permitted liens, to satisfy obligations under the notes and AK Holding’s guarantee. The notes will also be effectively junior in right of payment to any other indebtedness collateralized by a higher-priority lien on our assets, to the extent of the realizable value of such collateral.

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The proceeds from the sale of the collateral securing the notes may not be sufficient to satisfy all our obligations under the notes. No appraisal of the fair market value of the collateral has been made in connection with this offering and the value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral. By its nature, some or all of the collateral may be illiquid and may have no readily ascertainable market value. The value of the assets pledged as collateral for the notes could be impaired in the future as a result of changing economic conditions, competition or other future trends. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, no assurance can be given that the proceeds from any sale or liquidation of the collateral will be sufficient to pay our obligations under the notes, in full or at all. There also can be no assurance that the collateral will be saleable and, even if saleable, the timing of its liquidation would be uncertain. To the extent that liens, rights or easements granted to third parties encumber our assets, such third parties have or may exercise rights and remedies with respect to the property subject to such liens that could adversely affect the value of the collateral and the ability of the collateral agent to foreclose on the collateral. In addition, we may not have liens perfected on all of the collateral securing the notes prior to the closing of this offering. There may not be sufficient collateral to pay all or any of the amounts due on the notes. Any claim for the difference between the amount, if any, realized by holders of the notes from the sale of the collateral securing the notes and the obligations under the notes will rank equally in right of payment with all of our other unsecured unsubordinated indebtedness and other obligations, including the 2020 Notes, the 2022 Notes, the Exchangeable Notes and trade payables. The indenture permits us to incur additional indebtedness secured by a lien that ranks equally with the notes. Any such indebtedness may further limit the recovery from the realization of the value of such collateral available to satisfy holders of the notes.

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State law may limit the ability of the collateral agent, on behalf of the trustee and the holders of the notes, to foreclose on the real property and improvements included in the collateral. The notes are secured by, among other things, liens on owned real property and improvements located in the States of Ohio and Indiana and the Commonwealths of Kentucky and Pennsylvania. The laws of those states may limit the ability of the collateral agent, on behalf of the trustee and the holders of the notes, to foreclose on the improved real property collateral located in those states. Laws of those states govern the perfection, enforceability and foreclosure of mortgage liens against real property interests which secure debt obligations such as the notes. These laws may impose procedural requirements for foreclosure different from and necessitating a longer time period for completion than the requirements for foreclosure of security interests in personal property. Debtors may have the right to reinstate defaulted debt (even it is has been accelerated) before the foreclosure date by paying the past due amounts and a right of redemption after foreclosure. Governing laws may also impose security first and one form of action rules which can affect the ability to foreclose or the timing of foreclosure on real and personal property collateral regardless of the location of the collateral and may limit the right to recover a deficiency following a foreclosure. The holders of the notes, the trustee and the collateral agent also may be limited in their ability to enforce a breach of the “no liens” covenant. Some decisions of state courts have placed limits on a lender’s ability to accelerate debt secured by real property upon breach of covenants prohibiting the creation of certain junior liens or leasehold estates may need to demonstrate that enforcement is reasonably necessary to protect against impairment of the lender’s security or to protect against an increased risk of default. Although the foregoing court decisions may have been preempted, at least in part, by certain federal laws, the scope of such preemption, if any, is uncertain. Accordingly, a court could prevent the trustee and the holders of the notes from declaring a default and accelerating the notes by reason of a breach of this covenant, which could have a material adverse effect on the ability of holders to enforce the covenant.

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Certain laws and regulations may impose restrictions or limitations on foreclosure. Our obligations under the notes are secured only by the collateral described in this prospectus. The trustee’s ability to foreclose on the collateral on your behalf may be subject to perfection, priority issues, state law requirements and practical problems associated with the realization of the trustee’s security interest or lien in the collateral, including cure rights, foreclosing on the collateral within the time periods permitted by third parties or prescribed by laws, obtaining third party consents, making additional filings, statutory rights of redemption and the effect of the order of foreclosure. We cannot assure you that the consents of any third parties and approvals by governmental entities will be given when required to facilitate a foreclosure on such assets. Therefore, we cannot assure you that foreclosure on the collateral will be sufficient to make all payments on the notes. In addition, our business requires numerous registrations, licenses and permits. Continued operation of our steelmaking and finishing plants that are significant to the value of the collateral for the notes depends on the maintenance of such registrations, licenses and permits. Our business is subject to substantial regulation and registration, license and permit requirements and may be adversely affected if we are unable to comply with existing regulations or requirements or changes in applicable regulations or requirements. In the event of foreclosure, the transfer of such registrations, licenses and permits may be prohibited and may require us to incur significant cost and expense. Further, we cannot assure you that the applicable governmental authorities will consent to the transfer of such registrations, licenses and permits. If the regulatory approvals required for such transfers are not obtained or are delayed, the foreclosure may be delayed, a temporary shutdown of operations may result and the value of the collateral may be significantly decreased.

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Federal, state and local environmental laws may decrease the value of the collateral securing the notes and may result in you being liable for environmental cleanup costs at our facilities. The notes are secured by liens on real property that may be subject to both known and unknown environmental risks, and these risks may reduce or eliminate the value of the real property pledged as collateral for the notes and the guarantees. Moreover, under some federal and state environmental laws, a secured lender may in some situations become subject to its debtor’s environmental liabilities, including liabilities arising out of contamination at or from the debtor’s properties. Such liability can arise before foreclosure, if the secured lender becomes sufficiently involved in the management of the affected facility. Similarly, when a secured lender forecloses and takes title to a contaminated facility or property, the lender could become subject to such liabilities. Before taking some actions, the collateral agent for the notes may request that you provide for its reimbursement for any of its costs, expenses and liabilities. Cleanup costs could become a liability of the collateral agent for the notes, and, if you agree to provide for the collateral agent’s costs, expenses and liabilities, you could be required to help repay those costs. You may agree to indemnify the collateral agent for the notes for its costs, expenses and liabilities before you or the collateral agent knows what those amounts ultimately will be. If you agree to this indemnification without sufficient limitations, you could be required to pay the collateral agent an amount that is greater than the amount you paid for the notes. In addition, rather than acting through the collateral agent, you may in some circumstances act directly to pursue a remedy under the indenture. If you exercise that right, you could be considered to be a lender and be subject to the risks discussed above.

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Rights of holders of the notes in the collateral may be adversely affected by bankruptcy proceedings. The right of the collateral agent for the notes to repossess and dispose of the collateral securing the notes upon the occurrence of an event of default is likely to be significantly impaired by federal bankruptcy law if bankruptcy proceedings are commenced by or against AK Steel prior to, or possibly even after, the collateral agent has repossessed and disposed of the collateral. Upon the commencement of a case for relief under Title 11 of the U.S. Bankruptcy Code, a secured creditor, such as the collateral agent for the notes, is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of its security repossessed from a debtor, without bankruptcy court approval. Moreover, the U.S. Bankruptcy Code permits the debtor to continue to retain and to use collateral and the proceeds, products, rents or profits of the collateral, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral and may include cash payments or the granting of additional security, if and at such time as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the notes could be delayed following commencement of a bankruptcy case, whether or when the collateral agent would repossess or dispose of the collateral, or whether or to what extent holders of the notes would be compensated for any delay in payment of loss of value of the collateral through the requirements of “adequate protection.” Furthermore, in the event the bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the notes, the indebtedness under the notes would be “undersecured” and the holders of the notes would have unsecured claims as to the difference. Federal bankruptcy laws do not permit the payment or accrual of interest, costs and attorneys’ fees on undersecured indebtedness during the debtor’s bankruptcy case.

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The collateral is subject to casualty risks. We intend to maintain insurance or otherwise insure against hazards in a manner appropriate and customary for our business. There are, however, certain losses that may be either uninsurable or not economically insurable, in whole or in part. Insurance proceeds may not compensate us fully for our losses. If there is a complete or partial loss of any of the pledged collateral, the insurance proceeds may not be sufficient to satisfy all of the secured obligations, including the notes and the guarantees.

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Absent the occurrence and continuance of an event of default under the indenture governing the notes, we have control over the collateral, and the sale of particular assets by us could reduce the pool of assets securing the notes. Absent the occurrence and continuance of any event of default under the indenture governing the notes, the indenture and the security documents relating to the collateral allow us to remain in possession of, retain exclusive control over, freely operate, and collect, invest and dispose of any income from, the collateral securing the notes. In addition, subject to the terms of the indenture governing the notes, the sale of particular assets by us could reduce the pool of assets securing the notes.

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There are circumstances other than repayment, defeasance or discharge of the notes under which the collateral securing the notes will be released automatically without your consent or the consent of the trustee or collateral agent. Under various circumstances, collateral securing the notes will be released automatically, including a sale, transfer or other disposal of such collateral in a transaction not prohibited under the indenture governing the notes.

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Any future pledge of collateral might be avoidable in bankruptcy. Any future pledge of collateral in favor of the collateral agent for its benefit and for the benefit of the trustee and the holders of the notes, including pursuant to mortgages and other security documents delivered after the date of the indenture governing the notes, might be avoidable by the pledgor (as debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including if the pledgor is insolvent at the time of the pledge, the pledge permits the holders of the notes to receive a greater recovery than they would have received in a hypothetical liquidation under Chapter 7 of the U.S. Bankruptcy Code if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period. To the extent that the grant of any such mortgage or other security interest is avoided as a preference, you would lose the benefit of the collateral pledged pursuant to such mortgage or security document.

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There is no public trading market for the notes. The notes are a new issue of securities for which there is currently no established trading market. The initial offering price depends on many factors, including prevailing interest rates, our results of operations and financial condition, political and economic developments and the market for similar securities.

Risks Relating to the Exchange Offer

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Your original notes will not be accepted for exchange if you fail to follow the exchange offer procedures. We will not accept your original notes for exchange if you do not follow the exchange offer procedures. We will issue registered notes as part of this exchange offer only after a timely receipt of your original notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you wish to tender your original notes, please allow sufficient time to ensure timely delivery. If we do not receive your original notes, letter of transmittal and other required documents by the time of expiration of the exchange offer, we will not accept your original notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of original notes for exchange. If there are defects or irregularities with respect to your tender of original notes, we will not accept your original notes for exchange.

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If you do not exchange your original notes, there will be restrictions on your ability to resell your original notes. Following the exchange offer, original notes that you do not tender or that we do not accept will be subject to transfer restrictions. Absent registration, any untendered original notes may therefore be offered or sold only in transactions that are not subject to, or that are exempt from, the registration requirements of the Securities Act and applicable state securities laws.

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An active trading market may not develop for these notes. The registered notes are a new issue of securities, and there is no established trading market for the registered notes. We do not intend to apply to list the notes for trading on any securities exchange or to arrange for quotation on any automated dealer quotation system. As a result of this and the other factors listed below, an active trading market for the registered notes may not develop, in which case the market price and liquidity of the registered notes may be adversely affected. In addition, you may not be able to sell your registered notes at a particular time or at a price favorable to you. Future trading prices of the registered notes will depend on many factors, including prevailing interest rates, our results of operations and financial condition, political and economic developments, the market for similar securities, the other factors described in this prospectus under “Risk Factors.” It is possible that the market for the registered notes will be subject to disruptions. A disruption may have a negative effect on you as a holder of the registered notes, regardless of our prospects or performance.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth information regarding our ratio of earnings to fixed charges for the historical periods shown. For purposes of determining the ratio of earnings to fixed charges, earnings consist of income from continuing operations before income taxes with applicable adjustments. Fixed charges consist of capitalized interest credit, interest factor in rent expense and other interest and fixed charges.

Three months ended March 31, 2013	Year Ended December 31,
	2012	2011	2010	2009	2008
NM*	NM*	NM*	NM*	NM*	NM*

*	For the three months ended March 31, 2013 and the years ended December 31, 2012, 2011, 2010, 2009 and 2008, earnings were less than fixed charges by $7.2 million, $252.1 million, $243.6 million, $172.3 million, $95.9 million and $1.3 million, respectively.

THE EXCHANGE OFFER

Purpose and Effect

AK Steel issued $350.0 million in aggregate principal amount of original notes on the Original Issue Date and an additional $30.0 million in aggregate principal amount of original notes on the Add-On Issue Date, in transactions exempt from registration under the Securities Act. In connection with each of the issuances, AK Steel and AK Holding entered into a registration rights agreement. The registration rights agreements require that we file a registration statement under the Securities Act with respect to the registered notes to be issued in the exchange offer and, upon the effectiveness of the registration statement, offer to you the opportunity to exchange your original notes for a like principal amount of registered notes. Except as set forth below, these registered notes will be issued without a restrictive legend and, we believe, may be reoffered and resold by you without registration under the Securities Act. After we complete the exchange offer, our obligations with respect to the registration of the original notes and the registered notes will terminate, except as provided in the last paragraph of this section. Copies of each of the registration rights agreements have been filed as exhibits to the registration statement of which this prospectus forms a part. Notwithstanding anything to the contrary set forth in this prospectus, this exchange offer is not being made to you, and you may not participate in the exchange offer, if (a) you are our “affiliate” within the meaning of Rule 405 of the Securities Act or (b) you are a broker- dealer that acquired original notes directly from us. We will not be required to pay any liquidated damages, assuming:

•	we have exchanged the registered notes for the original notes within 400 days of the Original Issue Date; and

•	if we are required to file a shelf registration statement, such shelf registration statement is declared effective by the SEC within 120 days of the date such filing obligation arises.

Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties unrelated to us, we believe that registered notes to be issued to you in the exchange offer may be offered for resale, resold and otherwise transferred by you, without compliance with the registration and prospectus delivery provisions of the Securities Act, unless you are a broker-dealer that receives registered notes in exchange for original notes acquired by you as a result of market-making activities or other trading activities. This interpretation, however, is based on your representation to us that:

(1) the registered notes to be issued to you in the exchange offer are acquired in the ordinary course of your business;

(2) at the time of the commencement of the exchange offer you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the registered notes to be issued to you in the exchange offer in violation of the Securities Act;

(3) you are not an affiliate (as defined in Rule 405 promulgated under the Securities Act) of us;

(4) if you are a broker-dealer, you are not engaging in, and do not intend to engage in, a distribution of the registered notes to be issued to you in the exchange offer;

(5) if you are a participating broker-dealer that will receive registered notes for its own account in exchange for the original notes that were acquired as a result of market-making or other trading activities, that you will deliver a prospectus in connection with any resale of the registered notes; and

(6) you are not acting on behalf of any persons or entities who could not truthfully make the foregoing representations.

If you have any of the disqualifications described above or cannot make each of the representations set forth above, you may not rely on the interpretations by the staff of the SEC referred to above. Under those circumstances, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a sale, transfer or other disposition of any notes unless you are able to utilize an applicable exemption from all of those requirements. In addition, each broker-dealer that receives registered notes in the exchange offer for its own account in exchange for original notes that were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of those registered notes. See “Plan of Distribution.”

If you will not receive freely tradable registered notes in the exchange offer or are not eligible to participate in the exchange offer, you can elect, by indicating on the letter of transmittal and providing additional necessary information, to have your original notes registered in a “shelf” registration statement on an appropriate form pursuant to Rule 415 under the Securities Act. If we are obligated to file a shelf registration statement, we will be required to use our commercially reasonable efforts to keep the shelf registration statement effective for a period of two years following the date of issuance of original notes or such shorter period that will terminate when:

(1) all of the original notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement;

(2) all of the original notes have been exchanged pursuant to the exchange offer;

(3) all of the original notes covered by the shelf registration statement cease to be outstanding for purposes of the indenture governing the notes; or

(4) a subsequent shelf registration statement covering all of the original notes covered by and not sold under the initial shelf registration statement or earlier subsequent registration statement has been declared effective under the Securities Act.

Other than as set forth in this paragraph, you will not have the right to require us to register your original notes under the Securities Act. See “—Procedures for Tendering” below.

In certain circumstances set forth in the registration rights agreements, including if the exchange offer is not consummated (or, if required, the shelf registration statement is not declared effective) within the requisite time periods as specified in the registration rights agreements (each, a “Target Registration Date”), the annual interest rate borne by the notes will be increased by 0.25% per annum, with respect to the first 90 days after the applicable Target Registration Date, and, if the exchange offer is not completed (or, if required, the shelf registration statement is not declared effective) prior to the end of each 90-day period thereafter, the interest rate borne by the notes will increase by an additional 0.25% per annum up to a maximum increase for all such registration defaults of 1.00% per annum, in each case until the exchange offer is completed or the shelf registration statement is declared effective.

Consequences of Failure to Exchange

After we complete the exchange offer, if you have not tendered your original notes, you will not have any further registration rights, except as set forth above. Your original notes will continue to be subject to restrictions on transfer. Therefore, the liquidity of the market for your original notes could be adversely affected upon completion of the exchange offer if you do not participate in the exchange offer.

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all original notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. We will issue $1,000 principal amount of registered notes in exchange for each $1,000 principal amount of original notes accepted in the exchange offer. However, no note of $2,000 in principal amount or less shall be exchanged in part. You may tender some or all of your original notes pursuant to the exchange offer. However, original notes may be tendered only in integral multiples of $1,000 principal amount.

The form and terms of the registered notes are substantially the same as the form and terms of the original notes, except that the registered notes to be issued in the exchange offer have been registered under the Securities

Act and will not bear legends restricting their transfer. The registered notes will be issued pursuant to, and entitled to the benefits of, the indenture. The indenture also governs the original notes. The registered notes and the original notes will be deemed a single issue of notes under the indenture.

As of the date of this prospectus, $380.0 million in aggregate principal amount of original notes were outstanding. This prospectus, together with the letter of transmittal, is being sent to all registered holders and to others believed to have beneficial interests in the original notes. You do not have any appraisal or dissenters’ rights in connection with the exchange offer under the Delaware General Corporation Law (the “DGCL”) or the indenture. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated under the Exchange Act.

We will be deemed to have accepted validly tendered original notes when, as, and if we have given oral or written notice of our acceptance to the exchange agent. The exchange agent will act as our agent for the tendering holders for the purpose of receiving the registered notes from us. If we do not accept any tendered notes because of an invalid tender, the occurrence of other events set forth in this prospectus or otherwise, we will return certificates for any unaccepted original notes, without expense, to the tendering holder as promptly as practicable after the expiration date.

You will not be required to pay brokerage commissions or fees or, except as set forth below under “—Transfer Taxes,” transfer taxes with respect to the exchange of your original notes in the exchange offer. We will pay all charges and expenses, other than applicable taxes, in connection with the exchange offer. See “—Fees and Expenses” below.

Expiration Date; Amendments

The exchange offer will expire at 5:00 p.m., New York City time, on     , 2013, unless we determine, in our sole discretion, to extend the exchange offer, in which case, it will expire at the later date and time to which it is extended. We do not intend to extend the exchange offer, although we reserve the right to do so. If we determine to extend the exchange offer, we do not intend to extend it beyond     , 2013. If we extend the exchange offer, we will give oral or written notice of the extension to the exchange agent and give each registered holder notice by means of a press release or other public announcement of any extension prior to 9:00 a.m., New York City time, on the next business day after the scheduled expiration date.

We also reserve the right, in our sole discretion,

(1) subject to applicable law, to extend the exchange offer and delay accepting any original notes or, if any of the conditions set forth below under “—Conditions” have not been satisfied or waived, to terminate the exchange offer by giving oral or written notice of the delay or termination to the exchange agent, or

(2) to amend the terms of the exchange offer in any manner, by complying with Rule 14e-1(d) under the Exchange Act to the extent that rule applies. If we make any material amendment to the terms of the exchange offer or waive any material condition, we will keep the exchange offer open for at least five business days after we notify you of such change or waiver. If we make a material change to the terms of the exchange offer, it may be necessary for us to provide you with an amendment to this prospectus reflecting that change. We may only delay, terminate or amend the offer prior to its expiration.

We acknowledge and undertake to comply with the provisions of Rule 14e-l(c) under the Exchange Act, which requires us to return the original notes surrendered for exchange promptly after the termination or withdrawal of the exchange offer. We will notify you as promptly as we can of any extension, termination or amendment.

Procedures for Tendering

Book-Entry Interests

The original notes were issued as global securities in fully registered form without interest coupons. Beneficial interests in the global securities, held by direct or indirect participants in DTC, are shown on, and transfers of these interests are effected only through, records maintained in book-entry form by DTC with respect to its participants.

If you hold your original notes in the form of book-entry interests and you wish to tender your original notes for exchange pursuant to the exchange offer, you must transmit to the exchange agent on or prior to the expiration date either:

(1) a written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to the exchange agent at the address set forth on the cover page of the letter of transmittal; or

(2) a computer-generated message transmitted by means of DTC’s Automated Tender Offer Program system and received by the exchange agent and forming a part of a confirmation of book-entry transfer, in which you acknowledge and agree to be bound by the terms of the letter of transmittal.

In addition, in order to deliver original notes held in the form of book-entry interests:

(1) a timely confirmation of book-entry transfer of such original notes into the exchange agent’s account at DTC pursuant to the procedure for book-entry transfers described below under “—Book-Entry Transfer” must be received by the exchange agent prior to the expiration date; or

(2) you must comply with the guaranteed delivery procedures described below.

The method of delivery of original notes and the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. You should not send the letter of transmittal or original notes to us. You may request your broker, dealer, commercial bank, trust company, or nominee to effect the above transactions for you.

Certificated Original Notes

Only registered holders of certificated original notes may tender those notes in the exchange offer. If your original notes are certificated notes and you wish to tender those notes for exchange pursuant to the exchange offer, you must transmit to the exchange agent, on or prior to the expiration date, a written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other required documents, to the address set forth below under “—Exchange Agent.” In addition, in order to validly tender your certificated original notes:

(1) the certificates representing your original notes must be received by the exchange agent prior to the expiration date; or

(2) you must comply with the guaranteed delivery procedures described below.

Procedures Applicable to All Holders

If you tender an original note and you do not withdraw the tender prior to the expiration date, you will have made an agreement with us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

If your original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your original notes, either make appropriate arrangements to register ownership of the original notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible institution unless:

(1) original notes tendered in the exchange offer are tendered either:

(A) by a registered holder who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal, or

(B) for the account of an eligible institution; and

(2) the box entitled “Special Registration Instructions” on the letter of transmittal has not been completed.

If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be by a financial institution, which includes most banks, savings and loan associations and brokerage houses, that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Program or the Stock Exchanges Medallion Program.

If the letter of transmittal is signed by a person other than you, your original notes must be endorsed or accompanied by a properly completed bond power and signed by you as your name appears on those original notes.

If the letter of transmittal or any original notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless we waive this requirement, in this instance you must submit with the letter of transmittal proper evidence satisfactory to us of their authority to act on your behalf.

We will determine, in our sole discretion, all questions regarding the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered original notes. This determination will be final and binding. We reserve the absolute right to reject any and all original notes not properly tendered or any original notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular original notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. You must cure any defects or irregularities in connection with tenders of your original notes within the time period we will determine unless we waive that defect or irregularity. Although we intend to notify you of defects or irregularities with respect to your tender of original notes, neither we, the exchange agent nor any other person will incur any liability for failure to give this notification. Your tender will not be deemed to have been made and your notes will be returned to you if:

(1) you improperly tender your original notes;

(2) you have not cured any defects or irregularities in your tender; and

(3) we have not waived those defects, irregularities or improper tender.

The exchange agent will return your original notes, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration of the exchange offer.

In addition, we reserve the right in our sole discretion to:

(1) purchase or make offers for, or offer registered notes for, any original notes that remain outstanding subsequent to the expiration of the exchange offer;

(2) terminate the exchange offer; and

(3) to the extent permitted by applicable law, purchase notes in the open market, in privately negotiated transactions or otherwise.

The terms of any of these purchases or offers could differ from the terms of the exchange offer.

By tendering, you will represent to us that, among other things:

(1) the registered notes to be issued to you in the exchange offer are acquired in the ordinary course of your business;

(2) at the time of the commencement of the exchange offer you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the registered notes to be issued to you in the exchange offer in violation of the Securities Act;

(3) you are not an affiliate (as defined in Rule 405 promulgated under the Securities Act) of us;

(4) if you are a broker-dealer, you are not engaging in, and do not intend to engage in, a distribution of the registered notes to be issued to you in the exchange offer;

(5) if you are a participating broker-dealer that will receive registered notes for its own account in exchange for the original notes that were acquired as a result of market-making or other trading activities, that you will deliver a prospectus in connection with any resale of the registered notes; and

(6) you are not acting on behalf of any persons or entities who could not truthfully make the foregoing representations.

In all cases, issuance of registered notes for original notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of certificates for your original notes or a timely book-entry confirmation of your original notes into the exchange agent’s account at DTC, a properly completed and duly executed letter of transmittal, or a computer-generated message instead of the letter of transmittal, and all other required documents. If any tendered original notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if original notes are submitted for a greater principal amount than you desire to exchange, the unaccepted or non-exchanged original notes, or original notes in substitution therefor, will be returned without expense to you. In addition, in the case of original notes, tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the book-entry transfer procedures described below, the non-exchanged original notes will be credited to your account maintained with DTC promptly after the expiration or termination of the exchange offer.

Guaranteed Delivery Procedures

If you desire to tender your original notes and your original notes are not immediately available, time will not permit your original notes or other required documents to reach the exchange agent before the time of expiration or you cannot complete the procedure for book-entry on a timely basis, you may tender if:

(1) you tender through an eligible financial institution;

(2) on or prior to 5:00 p.m., New York City time, on the expiration date, the exchange agent receives from an eligible institution, a written or facsimile copy of a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us; and

(3) the certificates for all certificated original notes, in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

The notice of guaranteed delivery may be sent by facsimile transmission, mail or hand delivery.

The notice of guaranteed delivery must set forth:

(1) your name and address;

(2) the amount of original notes you are tendering; and

(3) a statement that your tender is being made by the notice of guaranteed delivery and that you guarantee that within three New York Stock Exchange trading days after the execution of the notice of guaranteed delivery, the eligible institution will deliver the following documents to the exchange agent: (A) the certificates for all certificated original notes being tendered, in proper form for transfer or a book-entry confirmation of tender; (B) a written or facsimile copy of the letter of transmittal, or a book-entry confirmation instead of the letter of transmittal; and (C) any other documents required by the letter of transmittal.

Book-Entry Transfer

The exchange agent will establish an account with respect to the book-entry interests at DTC for purposes of the exchange offer promptly after the date of this prospectus. You must deliver your book-entry interest by book-entry transfer to the account maintained by the exchange agent at DTC for the exchange offer. Any financial institution that is a participant in DTC’s systems may make book-entry delivery of book-entry interests by causing DTC to transfer the book-entry interests into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer.

If one of the following situations occurs:

(1) you cannot deliver a book-entry confirmation of book-entry delivery of your book-entry interests into the exchange agent’s account at DTC; or

(2) you cannot deliver all other documents required by the letter of transmittal to the exchange agent prior to the expiration date,

then you must tender your book-entry interests according to the guaranteed delivery procedures discussed above.

Withdrawal Rights

You may withdraw tenders of your original notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

For your withdrawal to be effective, the exchange agent must receive a written or facsimile transmission notice of withdrawal at its address set forth below under “—Exchange Agent” prior to 5:00 p.m., New York City time, on the expiration date.

The notice of withdrawal must:

(1) state your name;

(2) identify the specific original notes to be withdrawn, including the certificate number or numbers and the principal amount of withdrawn notes;

(3) be signed by you in the same manner as you signed the letter of transmittal when you tendered your original notes, including any required signature guarantees or be accompanied by documents of transfer sufficient for the exchange agent to register the transfer of the original notes into your name; and

(4) specify the name in which the original notes are to be registered, if different from yours.

We will determine all questions regarding the validity, form and eligibility, including time of receipt, of withdrawal notices. Our determination will be final and binding on all parties. Any original notes withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any original notes which have been tendered for exchange but which are not exchanged for any reason will be returned to you without cost as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn original notes may be retendered by following one of the procedures described under “—Procedures for Tendering” above at any time on or prior to 5:00 p.m., New York City time, on the expiration date.

Conditions

Notwithstanding any other provision of the exchange offer and subject to our obligations under the registration rights agreements, we will not be required to accept for exchange, or to issue registered notes in exchange for, any original notes and may terminate or amend the exchange offer, if at any time before the acceptance of any original notes for exchange any of the following events occur:

(1) the exchange offer violates applicable law or any applicable interpretation of the staff of the SEC;

(2) an injunction, order or decree has been issued that would prohibit, prevent or otherwise materially impair our ability to proceed with the exchange offer;

(3) an action or proceeding has been instituted or threatened in any court or by any governmental agency which might materially impair our ability to proceed with the exchange offer;

(4) all governmental approvals have not been obtained, which approvals we deem necessary for the consummation of the exchange offer;

(5) there has been any material change, or development involving a prospective material change, in our business or financial affairs which, in our reasonable judgment, would materially impair our ability to consummate the exchange offer; or

(6) there has been proposed, adopted or enacted any law, statute, rule or regulation which, in our reasonable judgment, would materially impair our ability to consummate the exchange offer or have a material adverse effect on us if the exchange offer was consummated.

These conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to them, subject to applicable law. We also may waive in whole or in part at any time and from time to time any particular condition in our sole discretion. If we waive a condition, we may be required, in order to comply with applicable securities laws, to extend the expiration date of the exchange offer. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of these rights and these rights will be deemed ongoing rights which may be asserted at any time (in the case of any condition involving governmental approvals necessary to the consummation of the exchange offer) and from time to time prior to the time of expiration (in the case of all other conditions).

In addition, we will not accept for exchange any original notes tendered, and no registered notes will be issued in exchange for any of those original notes, if at the time the notes are tendered any stop order is threatened by the SEC or in effect with respect to the registration statement of which this prospectus is a part or the qualification of the indenture under the Trust Indenture Act of 1939.

In addition, we will not accept for exchange any original notes tendered, and no registered notes will be issued in exchange for any of those original notes, if at the time the notes are tendered any stop order is threatened by the SEC or in effect with respect to the registration statement of which this prospectus is a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

The exchange offer is not conditioned on any minimum principal amount of original notes being tendered for exchange.

Exchange Agent

We have appointed U.S. Bank National Association as exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of the prospectus, the letter of transmittal and other related documents should be directed to the exchange agent addressed as follows:

By Mail, Hand Delivery or Overnight Courier:	By Facsimile Transmission:
U.S. Bank National Association U.S. Bank West Side Flats Operations Center 60 Livingston Ave. St. Paul, MN 55107 Attention: Specialized Finance Reference: AK Steel	(651) 466-7372 Attention: Specialized Finance Reference: AK Steel Confirm by Telephone: (800) 934-6802

The exchange agent also acts as trustee under the indenture.

Fees and Expenses

We will not pay brokers, dealers, or others soliciting acceptances of the exchange offer. This solicitation is being made primarily by mail. Additional solicitations, however, may be made in person or by telephone by our officers and employees.

We will pay the estimated cash expenses to be incurred in connection with the exchange offer.

Transfer Taxes

You will not be obligated to pay any transfer taxes in connection with a tender of your original notes for exchange unless you instruct us to register registered notes in the name of, or request that original notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder, in which event the registered tendering holder will be responsible for the payment of any applicable transfer tax.

Accounting Treatment

We will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will amortize the expense of the exchange offer over the term of the registered notes in accordance with GAAP.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreements. We will not receive any proceeds from the exchange offer. In exchange for the registered notes, we will receive original notes in like principal amount. We will retire or cancel all of the outstanding original notes tendered in the exchange offer. Accordingly, issuance of the registered notes will not result in any change in our capitalization.

DESCRIPTION OF OTHER INDEBTEDNESS

The following is a summary, believed to be accurate, of the terms we consider material of the documents governing our material indebtedness, but reference is made to the actual documents governing such indebtedness, which have been filed with the SEC. All such summaries are qualified in their entirety by this reference. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

AK Steel’s Credit Facility

In April 2011, AK Steel entered into a $1.0 billion five-year asset-backed revolving credit facility (the “Credit Facility”) and, subsequently, in October 2011, pursuant to the terms of the Credit Facility, obtained an increase in the commitments thereunder in the amount of $100.0 million, bringing the total commitments under the Credit Facility to $1.1 billion. AK Steel’s obligations under the Credit Facility are secured by the Company’s inventory and accounts receivable. Availability of borrowings under the Credit Facility from time to time is subject to a borrowing base calculation based upon a valuation of the Company’s eligible inventories (including raw materials, finished and semi-finished goods, work-in-process inventory, and in-transit inventory) and eligible accounts receivable, each multiplied by an applicable advance rate. Borrowings under the Credit Facility bear interest at a base rate or, at AK Steel’s option, LIBOR, plus an applicable margin ranging from 0.75% to 1.50% per annum in the case of base rate borrowings, and 1.75% to 2.50% per annum in the case of LIBOR borrowings. The applicable interest rate margin percentage is determined by the average daily availability of borrowings under the Credit Facility. In addition, AK Steel is required to pay an unused line fee of (a) 0.50% per annum if the average daily balance of borrowings and the stated amount of letters of credit under the Credit Facility was 50.0% or less of the revolver commitments during the preceding month or (b) 0.375%, if such average daily balance was more than 50.0% of the revolver commitments during the preceding month.

The Credit Facility contains restrictions on, among other things, distributions and dividends, acquisitions and investments, indebtedness, liens and affiliate transactions. In addition, the Credit Facility requires maintenance of a minimum fixed charge coverage ratio of 1:1 if availability under the Credit Facility is less than the greater of (x) 12.5% of the aggregate amount of revolver commitments under the Credit Facility or (y) $137.5 million. As of March 31, 2013, the Company was in compliance with its Credit Facility covenants. AK Steel’s obligations under the Credit Facility are guaranteed by AK Holding.

As of March 31, 2013, the Company had $874.4 million of availability under the Credit Facility (subject to customary borrowing conditions, including a borrowing base). As of March 31, 2013, there were no borrowings outstanding under the Credit Facility and $78.2 million of outstanding letters of credit. Because the Company’s obligation under its Credit Facility is secured by its eligible collateral, availability also may be reduced by a decline in the level of eligible collateral, such as the Company’s inventory and accounts receivable, which can fluctuate monthly under the terms of the Credit Facility. The Company’s eligible collateral, after application of applicable advance rates, was $952.6 million as of March 31, 2013.

Debt Securities

In May 2010 and December 2010, AK Steel issued $400.0 million and $150.0 million, respectively, of 7.625% Notes due 2020 (the “2020 Notes”). In March 2012, AK Steel issued $300.0 million of 8.375% Notes due 2022 (the “2022 Notes” and together with the 2020 Notes, the “AK Steel Senior Notes”). The AK Steel Senior Notes are AK Steel’s senior unsecured obligations, ranking equal with all of AK Steel’s existing and future unsubordinated unsecured indebtedness, senior in right of payment to any subordinated indebtedness AK Steel may incur and effectively subordinated to AK Steel’s secured indebtedness to the extent of the value of the collateral securing that debt and to all of the liabilities of the subsidiaries of AK Steel. The AK Steel Senior Notes are fully and unconditionally guaranteed on a senior unsecured basis by AK Holding. The AK Steel Senior Notes contain certain restrictive covenants which limit, subject to certain exceptions, the ability of AK Steel and its subsidiaries to, among other things:

•	create liens on its and their assets;

•	incur subsidiary debt;

•	engage in sale/leaseback transactions; and

•	engage in a consolidation, merger or sale of assets.

The AK Steel Senior Notes also contain certain customary events of default and optional redemption provisions.

Exchangeable Notes

In November 2012, AK Steel issued $150.0 million of 5.0% Exchangeable Senior Notes due November 2019 (the “Exchangeable Notes”). The Exchangeable Notes are AK Steel’s senior unsecured and unsubordinated obligations. The Exchangeable Notes are fully and unconditionally guaranteed on a senior unsecured basis by AK Holding. AK Steel may not redeem the Exchangeable Notes prior to their maturity date. Holders may exchange their Exchangeable Notes into cash and, if applicable, shares of AK Holding common stock at their option at an initial exchange rate of 185.1852 shares of AK Holding common stock per $1,000 principal amount of Exchangeable Notes, equivalent to an initial conversion price of approximately $5.40 per share of common stock, subject to adjustment for certain dilutive effects from potential future events. The indenture governing the Exchangeable Notes (the “Exchangeable Notes Indenture”) does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by AK Holding or its subsidiaries. Holders may exchange their Exchangeable Notes prior to August 15, 2019 only under certain circumstances. After August 15, 2019, holders may exchange their Exchangeable Notes at any time. Upon exchange, AK Steel will be obligated to (i) pay an amount in cash equal to the aggregate principal amount of the Exchangeable Notes to be exchanged and (ii) pay cash, deliver shares of AK Holding common stock or a combination thereof, at AK Steel’s election, for the remainder, if any, of the exchange obligation in excess of the aggregate principal amount of the Exchangeable Notes being exchanged. If AK Holding undergoes a fundamental change, as defined in the Exchangeable Notes Indenture (which, for example, would include various transactions pursuant to which AK Holding would undergo a change of control), holders may require AK Steel to repurchase the Exchangeable Notes in whole or in part for cash at a price equal to par plus any accrued and unpaid interest. In addition, in the event AK Holding undergoes a “make-whole fundamental change,” as defined in the Exchangeable Notes Indenture, prior to the maturity date, in addition to requiring AK Steel to repurchase the Exchangeable Notes in whole or in part for cash at a price equal to par plus any accrued and unpaid interest, the exchange rate will be increased in certain circumstances for a holder who elects to exchange its Exchangeable Notes in connection with such event. Based on the initial exchange rate, the Exchangeable Notes are exchangeable into a maximum of 37.5 million shares of AK Holding common stock. However, such maximum amount of shares would be exchanged only if, as a result of the occurrence of a “make-whole fundamental change” described above, AK Holding elects to satisfy the higher exchange rate by delivering to the holders shares of AK Holding common stock in consideration therefor.

Taxable Tax Increment Revenue Bonds

In 1997, in conjunction with construction of our Rockport Works facility, the Spencer County (IN) Redevelopment District (the “District”) issued $23.0 million in taxable tax increment revenue bonds. Proceeds from the bond issue were used by the Company for the acquisition of land and site improvements at the facility. The source of the District’s scheduled principal and interest payments through maturity in 2017 is a designated portion of the Company’s real and personal property tax payments. The Company is obligated to pay any deficiency in the event its annual tax payments are insufficient to enable the District to make principal and interest payments when due. For the twelve months ended December 31, 2012, the Company made deficiency payments totaling $2.6 million. At December 31, 2012, the remaining semiannual payments of principal and interest due through the year 2017 total $31.2 million. The Company includes potential payments due in the coming year under this agreement in its annual property tax accrual.

Tax-Exempt Industrial Revenue Bonds

In February 2012, we completed an offering (the “2012 IRB Offering”) of $73.3 million of tax-exempt industrial revenue bonds (“IRBs”). The 2012 IRB Offering was effected through offerings of newly issued tax-exempt IRBs in an aggregate principal amount equal to the aggregate outstanding principal amount of the IRBs being replaced. We used the net proceeds from the newly issued fixed-rate tax-exempt IRBs to redeem our prior variable-rate tax exempt IRBs (“Redeemed IRBs”) in March 2012.

More specifically, the 2012 IRB Offering resulted in the issuance of the following new fixed-rate tax-exempt IRBs (the “New IRBs”): (i) $36.0 million aggregate principal amount of 6.75% tax-exempt IRBs due June 1, 2024 issued by the Ohio Air Quality Development Authority (the “OAQDA”), (ii) $30.0 million aggregate principal amount of 7.0% tax-exempt IRBs due June 1, 2028 issued by the City of Rockport, Indiana (the “City of Rockport”), and (iii) $7.3 million aggregate principal amount of 6.25% tax-exempt IRBs due June 1, 2020 issued by the Butler County Industrial Development Authority in Butler County, Pennsylvania (the “BCIDA”, and collectively with the OAQDA and the City of Rockport, the “Tax-Exempt Issuers”). The New IRBs were issued by the Tax-Exempt Issuers, who loaned the net proceeds of the respective issuances to us pursuant to the terms of loan agreements between us and each of the OAQDA, City of Rockport and BCIDA (the “Loan Agreements”). The Loan Agreements provide that the net proceeds of the New IRBs be held by the trustee, Wells Fargo Bank National Association (the “Trustee”), for the purpose of redeeming the principal amount and accrued interest on the Redeemed IRBs.

The Loan Agreements contain certain customary events of default after which the New IRBs may be declared due and payable if not cured within an applicable grace period or, in certain circumstances, may be declared due and payable immediately. Such events of default include, among others, failure to pay principal and premium, if any, and interest on the New IRBs when due and payable; a breach of the certain covenants, including restrictions on the incurrence of additional debt by certain AK Steel subsidiaries, limitations on the incurrence of liens and the amount of sale/leaseback transactions, and the ability of AK Steel and AK Holding to merge or consolidate with other entities or to sell, lease or transfer all or substantially all of the assets of the AK Steel and AK Holding to another entity, in addition to certain other customary events of default; and certain events in bankruptcy, insolvency or reorganization of AK Steel or AK Holding. In addition, the New IRBs are subject to special mandatory redemption, at any time at 100% of the principal amount plus accrued interest thereon, in the event that a final determination is made that interest payments on the New IRBs are not excludable from holders’ gross income for federal income tax purposes. AK Steel’s obligations in connection with the New IRBs are guaranteed by AK Holding.

DESCRIPTION OF THE REGISTERED NOTES

The original notes were issued under an indenture (the “Indenture”), dated as of November 20, 2012 (the “Original Issue Date”), among AK Steel, as issuer, AK Holding, as guarantor, and U.S. Bank National Association, as trustee (the “Trustee”). The registered notes will also be issued under the Indenture. The original notes and the registered notes offered hereby will be treated as a single class of debt securities under the Indenture, including for purposes of redemptions, offers to purchase, and determining whether the required percentage of holders have given their approval or consent to an amendment or waiver or joined in the directing of the Trustee to take certain actions on behalf of the holders. For purposes of this description, unless the context otherwise requires, references to the “notes” include the original notes, the registered notes offered hereby, and any Additional Notes offered under the Indenture.

The following description is a summary of the material provisions of the Indenture and the notes and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the Indenture, the notes and the Registration Rights Agreements, including the definitions of certain terms used in the Indenture. We urge you to read these documents because they, and not this description, define your rights as holders of the notes. A copy of the Indenture is available upon request as described under “Where You Can Find More Information.”

For purposes of this “Description of the Registered Notes,” the terms “AK Steel,” “we,” “us” and “our” mean AK Steel Corporation and its successors under the Indenture, excluding its subsidiaries and parent, and the term “AK Holding” means AK Steel Holding Corporation and its successors under the Indenture, excluding its subsidiaries.

General

The notes are secured unsubordinated obligations of AK Steel, and will mature on December 1, 2018. AK Steel initially issued $350.0 million in aggregate principal amount of original notes on November 20, 2012 (the “initial notes”) and subsequently issued an additional $30.0 million in aggregate principal amount of original notes on June 24, 2013 (the “add-on notes”). AK Steel will issue the registered notes in exchange for original notes in an aggregate principal amount of up to $380.0 million. AK Steel may, without the consent of the Holders of the notes, issue additional notes (the “Additional Notes”) subject to compliance with the provision described under “—Certain Covenants—Limitation on Liens”, provided that if the Additional Notes are not fungible with the notes for U.S. federal income tax purposes, the Additional Notes will have a separate CUSIP number. None of these Additional Notes may be issued if an Event of Default (as defined under the subheading “—Events of Default”) has occurred and is continuing with respect to the notes. The notes and any Additional Notes subsequently issued would be treated as a single class for all purposes under the Indenture.

Each note will bear interest at the rate of 8.750% per annum from the most recent interest payment date to which interest has been paid on the notes. Interest on the notes will be payable on June 1 and December 1 of each year beginning on December 1, 2013. Interest will be paid to Holders of record at the close of business on May 15 or November 15 immediately preceding the interest payment date. Interest will be computed on the basis of a 360-day year of twelve 30-day months on a U.S. corporate bond basis. Unless the context requires otherwise, all references herein to “interest” include any additional interest payable pursuant to the Registration Rights Agreements referred to under “The Exchange Offer.”

The notes will be payable both as to principal and interest at the office or agency of AK Steel. Initially, the paying agent office of the Trustee will serve as such office.

The notes will not be entitled to the benefit of any sinking fund.

Change of Control

AK Steel must commence, within 30 days of the occurrence of a Change of Control Repurchase Event, and consummate an Offer to Purchase for all notes then outstanding, at a purchase price equal to 101% of their principal amount, plus accrued interest, if any, to the Payment Date.

There can be no assurance that AK Steel will have sufficient funds available at the time of any Change of Control Repurchase Event to make any debt payment (including repurchases of notes) required by the foregoing covenant, as well as any other repayments pursuant to covenants that may be contained in loan facilities or other securities of AK Steel that might be outstanding at the time.

AK Steel will not be required to make an Offer to Purchase upon the occurrence of a Change of Control Repurchase Event if a third party makes an offer to purchase the notes in the manner, at the times and price, and otherwise in compliance with the requirements of the Indenture applicable to an Offer to Purchase for a Change of Control Repurchase Event, and purchases all notes validly tendered and not withdrawn in such offer to purchase.

Notwithstanding anything to the contrary herein, an Offer to Purchase upon the occurrence of a Change of Control Repurchase Event may be made in advance of a Change of Control, conditional upon such Change of Control Repurchase Event, if a definitive agreement is in place for the Change of Control at the time of making the Offer to Purchase pursuant to the Change of Control Repurchase Event.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of AK Steel and its Subsidiaries, taken as a whole. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a Holder of the notes to require AK Steel to purchase its notes as a result of the sale, transfer, conveyance or other disposition of less than all of the assets of AK Steel and its Subsidiaries may be uncertain.

Holders may not be able to require us to purchase their notes in certain circumstances involving a significant change in the composition of the Board of Directors, including a proxy contest where the Board of Directors does not endorse the dissident slate of directors but approves them as “continuing directors.” In this regard, a decision of the Delaware Chancery Court (not involving our company or our securities) considered a change of control redemption provision of an indenture governing publicly traded debt securities substantially similar to the change of control described in clause (4) of the definition of Change of Control. In its decision, the court noted that a board of directors may “approve” a dissident shareholder’s nominees solely for purposes of such an indenture, provided the board of directors determines in good faith that the election of the dissident nominees would not be materially adverse to the interests of the corporation or its stockholders (without taking into consideration the interests of the holders of debt securities in making this determination).

Optional Redemption

At any time prior to December 1, 2015, we may redeem the notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes redeemed plus the Applicable Premium, plus accrued and unpaid interest to the redemption date.

“Applicable Premium” means, with respect to any note on any redemption date, the greater of (1) 1.0% of the principal amount of such note and (2) the excess, if any of (a) the present value at such redemption date of (i) the redemption price of such note at December 1, 2015 (such redemption price set forth in the table below), plus (ii) all required interest payments due on such note through December 1, 2015 (excluding accrued and unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over (b) the then outstanding principal amount of such note.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to December 1, 2015; provided, however, that if the period from the redemption date to December 1, 2015, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

We may redeem the notes, in whole or in part, at any time on or after December 1, 2015, at the redemption price for the notes (expressed as a percentage of principal amount) set forth below, plus accrued and unpaid interest to the redemption date, if redeemed during the twelve-month period commencing on December 1 of the years indicated below:

Year	Redemption Price
2015	104.375%
2016	102.188%
2017 and thereafter	100.000%

In addition, at any time prior to December 1, 2015, we may redeem up to 35% of the principal amount of the notes (including any Additional Notes) with the net cash proceeds of one or more sales of AK Holding’s common stock (to the extent proceeds are contributed to us as equity) at a redemption price (expressed as a percentage of principal amount) of 108.750%, plus accrued and unpaid interest to the redemption date; provided that at least 65% of the aggregate principal amount of notes originally issued on the Closing Date remains outstanding after each such redemption and notice of any such redemption is mailed within 60 days of each such sale of common stock.

We will give not less than 30 days’ nor (except in connection with the satisfaction and discharge or defeasance of the Indenture) more than 60 days’ notice of any redemption. If less than all of the notes are to be redeemed, subject to DTC procedures, selection of the notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed, or, if the notes are not listed on a national securities exchange, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate. However, no note of $2,000 in principal amount or less shall be redeemed in part. If any note is to be redeemed in part only, the notice of redemption relating to such note will state the portion of the principal amount to be redeemed. A new note in principal amount equal to the unredeemed portion will be issued upon cancellation of the original note.

We may at any time and from time to time purchase notes in the open market, by tender offer, through privately negotiated transactions or otherwise.

Guarantees

Payment of the principal of, premium, if any, and interest on the notes will be fully and unconditionally guaranteed on an unsecured unsubordinated basis by AK Holding, our direct parent.

In addition, we may be required to cause certain Subsidiaries to Guarantee the notes pursuant to the provision described under “—Certain Covenants—Limitation on Subsidiary Debt.” Any such Guarantee will be released upon the release or discharge (other than a discharge through payment thereon) of the Indebtedness of such Subsidiary which resulted in the obligation to Guarantee the notes, the disposition of capital stock in compliance with the Indenture of such Subsidiary such that it no longer is a Subsidiary of AK Holding or upon defeasance or satisfaction and discharge of the notes. Finally, we may choose to cause any Subsidiary to Guarantee the notes and may cause such Note Guarantee to be released at any time, provided that after giving effect to such release, we would be in compliance with the provision described under “—Certain Covenants—Limitation on Subsidiary Debt.”

Security

General

The notes are and any future Subsidiary Guarantees will be, secured by a first priority Lien (subject to certain exceptions and permitted liens specified in the applicable Security Documents) on real property, plant and equipment (other than Excluded Property) that are owned or hereafter acquired by AK Steel and by any future Subsidiary Guarantors (the “Notes Collateral”).

If (1) any real property, plant or equipment (other than Excluded Property) is acquired by AK Steel or a Subsidiary Guarantor that is not automatically subject to a perfected security interest under the Security Documents, (2) any real property, plant or equipment which was Excluded Property ceases to be Excluded Property or (3) any Subsidiary becomes a Subsidiary Guarantor, then AK Steel or such Subsidiary Guarantor will, as soon as reasonably practicable after such property’s acquisition or it no longer being Excluded Property or such Subsidiary becoming a Subsidiary Guarantor, provide security over such property (or, in the case of a new Subsidiary Guarantor, provide security over all of its assets constituting Notes Collateral except Excluded Property) in favor of the Collateral Agent and deliver certain applicable documents to the Collateral Agent, including, in the case of real property, title insurance, surveys and opinions in respect thereof to the extent required in the Indenture and the Security Documents.

The notes and the Note Guarantees will not be secured by the ABL Collateral and will effectively rank junior to all Indebtedness under the Credit Agreement to the extent of the value of such assets and may be effectively junior to other permitted liens on the Notes Collateral.

The Notes Collateral does not include any of the following (collectively, “Excluded Property”):

(i) all of AK Steel’s and the Subsidiary Guarantors’ right, title and interest in any leasehold interest in any real property (whether held on the date of the indenture or acquired hereafter);

(ii) any lease, permit, license, contract, property rights or agreement to which AK Steel or any Subsidiary Guarantor is a party or any of its rights or interests thereunder, or any assets owned by AK Steel or any Subsidiary Guarantor subject to any such lease, permit, license, contract, property rights or agreement, if and for so long as the grant of such security interest shall constitute or result in (a) the abandonment, invalidation or unenforceability of any right, title or interest of AK Steel or any Subsidiary Guarantor therein or (b) in a breach or termination pursuant to the terms of, or a default under, any such lease, permit, license, contract, property rights or agreement that is not rendered unenforceable or otherwise deemed ineffective by the UCC or any other applicable law;

(iii) fixed or capital assets owned by AK Steel or any Subsidiary Guarantor that are subject to a Lien described in clause (5) under “—Certain Covenants—Limitation on Liens”) if the contractual obligation pursuant to which such Lien is granted (or in the document providing for such capital lease) prohibits the creation of any other Lien on such fixed or capital assets;

(iv) any property or assets, the pledge of which would require governmental consent, approval, license or authorization (in each case, only to the extent such requirement is not rendered ineffective by any applicable law, including the UCC); and

(v) certain other exceptions described in the Security Documents.

In addition, pursuant to the Security Documents, AK Steel is not required to take steps to perfect security interests in certain assets, including entering into and recording mortgages of any owned real property (together with any improvements thereon) with a greater of book or fair market value below $10.0 million and vehicles.

It is understood and agreed that the Notes Collateral does not include any ABL Collateral.

AK Steel, AK Holding and the Subsidiary Guarantors will be able to incur additional indebtedness in the future that could share in the Notes Collateral on a pari passu basis (such obligations, “Parity Lien Obligations”). The amount of such indebtedness will be limited by the covenant disclosed under “—Certain Covenants—Limitation on Liens.” Under certain circumstances, the amount of such additional indebtedness could be significant.

Security Documents

On or after the Original Issue Date, AK Steel and the Collateral Agent entered into one or more Security Documents defining the terms of the security interests that secure the notes and the Note Guarantees and other future Parity Lien Obligations. These security interests secure the payment and performance when due of all of the Obligations of AK Steel and the Subsidiary Guarantors under the Parity Lien Obligations, including the notes, the Indenture, the Note Guarantees and the Security Documents, as provided in the Security Documents.

Subject to the terms of the Security Documents, AK Steel and the Subsidiary Guarantors have the right to remain in possession and retain exclusive control of the Notes Collateral (other than certain cash proceeds of the Notes Collateral that may be required to be deposited with the Collateral Agent in accordance with the provisions of the Security Documents and other than as set forth in the Security Documents), to freely operate the Notes Collateral and to collect, invest and dispose of any income therefrom.

The administrative agent under the Credit Agreement and the Collateral Agent entered into a customary collateral access agreement giving the secured parties under the Credit Agreement the ability to enter and use the Notes Collateral under certain circumstances.

Collateral Trust Agreement

General

On the Original Issue Date, AK Steel, the Trustee, and the Collateral Agent entered into the Collateral Trust Agreement. The Collateral Trust Agreement sets forth the terms on which the Collateral Agent (directly or through co-trustees or agents) will accept, hold, administer, enforce and distribute the proceeds of all Liens on the Notes Collateral held by it in trust for the benefit of Holders of the notes and all other future Parity Lien Obligations. The agent or other representative of the holders of any series of future Debt (together with the Trustee, the “Authorized Representatives”) intended to constitute Parity Lien Obligations will be required to execute a joinder to the Collateral Trust Agreement in order to confirm the agreement of the applicable secured parties to be bound by the terms thereof.

Equal and Ratable Sharing of Collateral

Pursuant to the Collateral Trust Agreement, each Authorized Representative (on behalf of itself and each holder of Obligations that it represents) acknowledged and agreed that, pursuant to the Security Documents, the security interest granted to the Collateral Agent under the Security Documents, shall for all purposes and at all times secure the Obligations in respect of the notes, the Note Guarantee, and any other Parity Lien Obligations on an equal and ratable basis.

Enforcement of Liens; Voting

The Collateral Trust Agreement provides that if an event of default shall have occurred and be continuing under the Indenture or any Parity Lien Obligation, and if the Collateral Agent shall have received a written direction from the Applicable Authorized Representative, unless inconsistent with applicable law, (a) the Collateral Agent shall have the right and power to institute and maintain such suits and proceedings as it may deem appropriate to protect and enforce the rights vested in it by the Collateral Trust Agreement and each Security Document and (b) the Applicable Authorized Representative shall have the right, by an instrument in writing executed and delivered to the Collateral Agent, to direct the time, method and place of conducting any such proceeding, or of exercising any trust or power conferred on the Collateral Agent, or for the appointment of a receiver, or for the taking of any action or remedial action authorized by the Collateral Trust Agreement. The Trustee is the Applicable Authorized Representative, and the Trustee thereby will instruct the Collateral Agent to take such action against the Notes Collateral as the Trustee may determine (or will follow the direction of the holders of a majority in principal amount of the outstanding notes in establishing such action).

The right of the Collateral Agent to repossess and dispose of the Notes Collateral upon the occurrence of an Event of Default under the Indenture:

•

in the case of Notes Collateral securing Liens permitted under the covenant described under “—Certain Covenants—Limitation on Liens”, is subject to applicable law and the terms of agreements governing such Liens;

•

with respect to any Notes Collateral, is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy case were to be commenced by or against AK Steel or any Subsidiary Guarantor prior to the Collateral Agent having repossessed and disposed of the Notes Collateral; and

•	in the case of real property Notes Collateral, could also be significantly impaired by restrictions under state law.

Order of Application of Proceeds of Collateral

Any proceeds of any Notes Collateral foreclosed upon or otherwise realized upon pursuant to the Security Documents following and during the continuance of an Event of Default will be applied in the following order:

•

first, to the Collateral Agent to pay unpaid fees of the Collateral Agent and any costs and expenses due to the Collateral Agent in connection with the foreclosure or realization of such Notes Collateral;

•

second, to the Trustee and each other Authorized Representative (if any), equally and ratably (in the same proportion that such unpaid Parity Lien Obligations of the Trustee or such other Authorized Representative, as applicable, bears to all unpaid Parity Lien Obligations on the relevant distribution date) for application to the payment in full of all outstanding Parity Lien Obligations and other obligations secured by the Notes Collateral (other than obligations secured by the Notes Collateral paid pursuant to the immediately preceding clause and contingent obligations secured by the Notes Collateral) that are then due and payable to the secured parties (which shall then be applied or held by the Trustee and each such other Authorized Representative in such order as may be provided in the applicable indenture or other instrument governing such Debt); and

•	finally, in the case of any surplus, to AK Steel or the Subsidiary Guarantors that pledged such Notes Collateral, or its successors or assigns.

The application of proceeds provisions set forth immediately above are intended for the benefit of, and will be enforceable as a third party beneficiary by, each present and future holder of Parity Lien Obligations, the Trustee, each other present and future Authorized Representative and the Collateral Agent.

AK Steel did not conduct appraisals of the Notes Collateral in connection with the offering of the notes. The book value of the Notes Collateral as of March 31, 2013 was approximately $1,475.1 million. Book value should not be considered a proxy for fair market value, and the amount realized in respect of the Notes Collateral in the event of a liquidation will depend upon market and economic conditions, the availability of buyers and similar factors. In addition, the fact that other Persons may have Liens senior to the Liens securing the notes in respect of Notes Collateral could have a material adverse effect on the amount that would be realized upon a liquidation of the Notes Collateral. Accordingly, there can be no assurance that proceeds of any sale of the Notes Collateral pursuant to the Indenture and the related Security Documents following an Event of Default would be sufficient to satisfy, or would not be substantially less than, amounts due under the notes. See “Risk Factors—Risks Relating to the

Notes—The liens securing the notes will provide holders of the notes with a secured claim only to the extent of the value of the assets that have been granted as security for the notes and we may be able to incur additional secured indebtedness.” If the proceeds of any of the Notes Collateral were not sufficient to repay all amounts due on the notes, the Holders of the notes (to the extent not repaid from the proceeds of the sale of the Notes Collateral) would have only an unsecured claim against the remaining assets of AK Steel and the Subsidiary Guarantor. By its nature, some or all of the Notes Collateral will be illiquid and may have no readily ascertainable market value. Likewise, there can be no assurance that the Notes Collateral will be saleable, or, if saleable, that there will not be substantial delays in its liquidation. To the extent that Liens, rights or easements granted to third parties encumber assets located on property owned by AK Steel or the Subsidiary Guarantor, including the Notes Collateral, such third parties have or may exercise rights and remedies with respect to the property subject to such Liens that could adversely affect the value of the Notes Collateral and the ability of the Trustee or the Holders of the notes to realize or foreclose on Notes Collateral.

Release of Liens

The Liens on the Notes Collateral securing the notes and the Note Guarantees will be automatically released:

(1) upon payment in full of principal, interest and all other Obligations on the notes or satisfaction and discharge of the Indenture or defeasance thereof (including covenant defeasance);

(2) solely with respect of any class of Parity Lien Obligations in accordance with the terms thereof;

(3) upon release of a Note Guarantee (with respect to the Liens securing such Note Guarantee granted by such Subsidiary Guarantor);

(4) in connection with any disposition of Notes Collateral to any Person other than AK Steel or any Subsidiary Guarantor (but excluding any transaction subject to the covenant described under “—Certain Covenants—Consolidation, Merger and Sale of Assets” where the recipient becomes an obligor) that is permitted by the Indenture (with respect to the Lien on such Notes Collateral);

(5) in whole or in part, with the consent of the Holders of the requisite percentage of notes in accordance with the provisions described under the caption “—Modification and Waiver”; and

(6) with respect to any portion of the Notes Collateral, if such portion becomes Excluded Property.

Each of the releases described in clauses (1), (2) and (3) shall be effected automatically without the consent of the Holders or any action on the part of the Trustee or the Collateral Agent. Upon compliance by AK Steel with the conditions precedent required by the Indenture, the Trustee or the Collateral Agent shall promptly cause the applicable Notes Collateral to be released and re-conveyed to AK Steel.

The Trustee and the Collateral Agent will, promptly upon the request of AK Steel, do all reasonable things, presently or in the future, to effect and evidence the release of the security interests and liens upon the satisfaction of the conditions for such release described herein.

In addition, at the request of AK Steel or the applicable Subsidiary Guarantor, as the case may be:

•

if any part of the Notes Collateral is subject to any Lien permitted under the covenant described under “—Certain Covenants—Limitation on Liens” that is senior to the Liens securing the Notes Collateral as a matter of law, the Collateral Agent will be authorized to execute any document evidencing such subordination; and

•

if any part of the Notes Collateral is secured by a Lien of the type described in clause (5) under “—Certain Covenants—Limitation on Liens”, and the terms of the Lien prohibit the existence of a junior Lien on the applicable property, the Collateral Agent will be authorized to release the Lien on such

Notes Collateral and execute any document evidencing such release; provided, that immediately upon the ineffectiveness, lapse or termination of any such restriction, AK Steel or the applicable Subsidiary Guarantor, as the case may be, will take all necessary actions in order to secure the Notes Collateral subject to such Permitted Lien in the same manner upon which it was secured prior to the imposition of the Permitted Lien.

To the extent applicable, AK Steel will comply with Section 314(d) of the Trust Indenture Act, relating to the release of property and to the substitution therefor of any property to be pledged as collateral for the notes. Any certificate or opinion required by Section 314(d) of the Trust Indenture Act may be made by an officer of AK Steel except in cases where Section 314(d) requires that such certificate or opinion be made by an independent engineer, appraiser or other expert. Notwithstanding anything to the contrary herein, AK Steel and the Subsidiary Guarantors will not be required to comply with all or any portion of Section 314(d) of the Trust Indenture Act if they determine, in good faith based on advice of outside counsel, that under the terms of that section and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of Section 314(d) of the Trust Indenture Act is inapplicable to the released Notes Collateral. Without limiting the generality of the foregoing, certain no-action letters issued by the SEC have permitted an indenture qualified under the Trust Indenture Act to contain provisions permitting the release of collateral from Liens under such indenture in the ordinary course of an issuer’s business without requiring the issuer to provide certificates and other documents under Section 314(d) of the Trust Indenture Act. In addition, under interpretations provided by the SEC, to the extent that a release of a Lien is made without the need for consent by the noteholders of the notes or the Trustee, the provisions of Section 314(d) may be inapplicable to the release. The Indenture generally permits the disposition of assets in the ordinary course of business as set forth under the definition of “Notes Collateral Asset Sale.”

As used above:

“Applicable Authorized Representative” means, until the occurrence of the Non-Controlling Authorized Representative Enforcement Date, the Authorized Representative of a class of Parity Lien Obligations secured by valid and perfected Liens on such Notes Collateral, the aggregate principal amount of which exceeds the aggregate principal amount of secured obligations of any other class of Parity Lien Obligations secured by valid and perfected Liens on such Notes Collateral. Following the Non-Controlling Authorized Representative Date, the Applicable Authorized Representative shall be the “Major Non-Controlling Authorized Representative”.

“Major Non-Controlling Authorized Representative” means the Authorized Representative of a class of Parity Lien Obligations (other than the class of Parity Lien Obligations the Authorized Representative of which is the Applicable Authorized Representative), the aggregate principal amount of which exceeds the aggregate principal amount of secured obligations of any other class of Parity Lien Obligations (other than the class of Parity Lien Obligations the Authorized Representative of which is the Applicable Authorized Representative).

“Non-Controlling Authorized Representative Enforcement Date” shall mean the date that is 180 days (throughout which 180-day period such Authorized Representative was the Major Non-Controlling Authorized Representative) after the occurrence of both (a) an Event of Default (under and as defined in the applicable secured debt document) and (b) the Collateral Agent’s and each other Authorized Representative’s receipt of written notice from such Authorized Representative certifying that (i) such Authorized Representative is the Major Non-Controlling Authorized Representative with respect to the Notes Collateral and that an Event of Default has occurred and is continuing and (ii) the secured obligations with respect to which such Authorized Representative is the Authorized Representative are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable documents; provided that the Non-Controlling Authorized Representative Enforcement Date shall be stayed and shall not occur (and shall be deemed not to have occurred for all purposes) with respect to the Notes Collateral (A) at any time the Collateral Agent has commenced and is diligently pursuing any enforcement action with respect to the Notes Collateral (or the Applicable Authorized Representative shall have instructed the Collateral Agent to do the same) or (B) at any time the grantor that has granted a security interest in such Notes Collateral is then a debtor under or with respect to (or otherwise subject to) any bankruptcy proceeding.

Disposition of Collateral; Collateral Proceeds Account

Pursuant to the Indenture and the Security Documents, AK Steel and the Subsidiary Guarantors will deposit in a segregated cash collateral account under the control of the Collateral Agent (an “Asset Sales Proceeds Account”): (l) cash proceeds from any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) of Notes Collateral having an aggregate fair market value of more than $5.0 million, (2) any cash proceeds in excess of $5.0 million of any Notes Collateral taken by eminent domain, expropriation or other similar governmental taking and (3) cash proceeds in excess of $5.0 million of insurance upon any part of the Notes Collateral. The Collateral Agent will have a perfected security interest in and control of the account for the benefit of the Trustee and the noteholders and the holders of other Parity Lien Obligations. Proceeds of the account may only be released to AK Steel or the applicable Subsidiary Guarantor for use as permitted by clause (3) or (4) described under “—Certain Covenants—Limitation on Notes Collateral Asset Sales.” AK Steel and the Subsidiary Guarantors will be required to comply with the requirements described above with respect to dispositions of Notes Collateral before they may use the moneys in the Asset Sales Proceeds Account.

No Impairment of the Security Interests

Neither AK Steel nor any of its Restricted Subsidiaries is permitted to take any action, or knowingly omit to take any action, which action or omission could reasonably be expected to have the result of materially impairing the security interest with respect to the Notes Collateral for the benefit of the Trustee and the noteholders.

The Indenture provides that any release of Notes Collateral in accordance with the provisions of the Indenture and the Security Documents will not be deemed to impair the security under the Indenture, and that any engineer or appraiser may rely on such provision in delivering a certificate requesting release so long as all other provisions of the Indenture with respect to such release have been complied with.

Certain Covenants

Limitation on Liens

The Indenture provides that AK Holding will not, and will not permit any of its Subsidiaries to, create, incur, issue, assume or Guarantee any Indebtedness secured by a Lien upon (a) any Notes Collateral, (b) any Principal Property of AK Steel or any Principal Property of a Subsidiary of AK Steel or (c) any shares of stock or other equity interests or Indebtedness of any Subsidiary of AK Steel that owns a Principal Property (whether such Principal Property, shares of stock or other equity interests or Indebtedness is now existing or owned or hereafter created or acquired) or any shares of stock or other equity interests or Indebtedness of AK Steel, except, in the case of any assets not constituting Notes Collateral, if the notes are secured equally and ratably with, or at AK Holding’s option, prior to such Indebtedness, so long as such Indebtedness shall be so secured.

The foregoing restriction shall not apply to, and there shall be excluded from Indebtedness in any computation under such restriction, Indebtedness secured by:

(1) Liens on any property or assets existing at the time of the acquisition thereof by AK Steel or any of its Subsidiaries and not incurred in contemplation of such acquisition;

(2) Liens on property or assets of a Person existing at the time such Person is merged into or consolidated with AK Steel or any of its Subsidiaries or at the time of a sale, lease or other disposition of the properties and assets of such Person (or a division thereof) as an entirety or substantially as an entirety to AK Steel or any of its Subsidiaries; provided that any such Lien does not extend to any Principal Property owned by AK Steel or any of its Subsidiaries immediately prior to such merger, consolidation, sale, lease or disposition and not incurred in contemplation of such acquisition;

(3) Liens on property or assets of a Person existing at the time such Person becomes a Subsidiary of AK Steel and not incurred in contemplation of such acquisition;

(4) Liens in favor of AK Steel or any Subsidiary Guarantor;

(5) Liens on property or assets (including shares of Capital Stock or Indebtedness of any Subsidiary formed to acquire, construct, develop or improve such property) to secure all or part of the cost of acquisition, construction, development or improvement of such property, or to secure Indebtedness incurred to provide funds for any such purpose; provided that the commitment of the creditor to extend the credit secured by any such Lien shall have been obtained no later than 360 days after the later of (a) the completion of the acquisition, construction, development or improvement of such property or assets or (b) the placing in operation of such property or assets;

(6) Liens in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision thereof, to secure partial, progress, advance or other payments;

(7) Liens in favor of the notes (other than Additional Notes) and the Note Guarantees; and

(8) Liens existing on the date of the Indenture or any extension, renewal, replacement or refunding of any Indebtedness secured by a Lien existing on the date of the Indenture or referred to in clauses (1), (2), (3), (5) or (7); provided that any such extension, renewal, replacement or refunding of such Indebtedness shall be created within 360 days of repaying the Indebtedness secured by the Lien referred to in clauses (1), (2), (3), (5) or (7) and the principal amount of the Indebtedness secured thereby and not otherwise authorized by clauses (1), (2), (3), (5) or (7) shall not exceed the principal amount of Indebtedness plus any premium or fee or accrued and unpaid interest payable in connection with any such extension, renewal, replacement or refunding, so secured at the time of such extension, renewal, replacement or refunding.

Notwithstanding the restrictions described above, AK Holding and any of its Subsidiaries may create, incur, issue, assume or Guarantee Indebtedness secured by Liens if at the time of such creation, incurrence, issuance, assumption or Guarantee, after giving effect thereto and to the retirement of any Indebtedness which is concurrently being retired, the aggregate amount of all such Indebtedness secured by Liens which would otherwise be subject to such restrictions (other than any Indebtedness secured by Liens permitted as described in clauses (1) through (8) of the immediately preceding paragraph) plus the aggregate amount (without duplication) of (x) all Non-Guarantor Subsidiary Debt (other than Non-Guarantor Subsidiary Debt described in clauses (1) through (5) of the first sentence of the second paragraph under “—Limitation on Subsidiary Debt” below) and (y) all Attributable Debt of AK Steel and any of its Subsidiaries in respect of Sale and Leaseback Transactions (with the exception of such transactions which are permitted under clauses (1) through (4) of the first sentence of the first paragraph under “—Limitation on Sale and Leaseback Transactions” below) does not exceed an amount equal to (x) 15% of Consolidated Net Tangible Assets less (y) the aggregate principal amount of the initial notes outstanding at such time and the amount of any Indebtedness incurred to extend, renew, replace or refund the initial notes secured by Liens pursuant to clause (8) above.

In addition, AK Holding will not, and will not permit any of its Subsidiaries to create, incur, issue, assume or Guarantee any Indebtedness secured by a Lien on the ABL Collateral that is subordinated or junior to the Liens on the ABL Collateral securing the Bank Obligations, unless the notes are secured by such ABL Collateral equally and ratably with, or at AK Steel’s option, prior to such Indebtedness.

Limitation on Subsidiary Debt

The Indenture provides that AK Steel will not permit any of its Restricted Subsidiaries that is not a Guarantor to create, assume, incur, Guarantee or otherwise become liable for or suffer to exist any Indebtedness (any Indebtedness of a non-Guarantor Subsidiary of AK Steel, “Non-Guarantor Subsidiary Debt”), without Guaranteeing the payment of the principal of, premium, if any, and interest on the notes on an unsubordinated basis.

The foregoing restriction shall not apply to, and there shall be excluded from Indebtedness in any computation under such restriction, Non-Guarantor Subsidiary Debt constituting:

(1) Indebtedness of a Person existing at the time such Person is merged into or consolidated with any Restricted Subsidiary of AK Steel or at the time of a sale, lease or other disposition of the properties and assets of such Person (or a division thereof) as an entirety or substantially as an entirety to any Restricted Subsidiary of AK Steel and is assumed by such Restricted Subsidiary; provided that any Indebtedness was not incurred in contemplation thereof and is not Guaranteed by any other Subsidiary of AK Steel;

(2) Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary of AK Steel; provided that any Indebtedness was not incurred in contemplation thereof;

(3) Indebtedness owed to AK Steel or any Guarantor;

(4) Indebtedness outstanding on the date of the Indenture or any extension, renewal, replacement or refunding of any Indebtedness existing on the date of the Indenture or referred to in clauses (1), (2) or (3); provided that any such extension, renewal, replacement or refunding of such Indebtedness shall be created within 360 days of repaying the Indebtedness referred to in this clause or clauses (1), (2) or (3) above and the principal amount of the Indebtedness shall not exceed the principal amount of Indebtedness plus any premium or fee payable in connection with any such extension, renewal, replacement or refunding, so secured at the time of such extension, renewal, replacement or refunding; and

(5) Indebtedness in respect of a Receivables Facility.

Notwithstanding the restrictions described above, AK Steel and any of its Restricted Subsidiaries may create, incur, issue, assume or Guarantee Non-Guarantor Subsidiary Debt, without Guaranteeing the notes, if at the time of such creation, incurrence, issuance, assumption or Guarantee, after giving effect thereto and to the retirement of any Indebtedness which is concurrently being retired, the aggregate amount of all such Non-Guarantor Subsidiary Debt which would otherwise be subject to such restrictions (other than Non-Guarantor Subsidiary Debt which is described in clauses (1) through (5) of the immediately preceding paragraph) plus the aggregate amount (without duplication) of (x) all Indebtedness secured by Liens (not including any such Indebtedness secured by Liens described in clauses (1) through (8) of the second paragraph under the heading “—Limitation on Liens”) and (y) all Attributable Debt of AK Steel and any of its Subsidiaries in respect of Sale and Leaseback Transactions (with the exception of such transactions which are permitted under clauses (1) through (4) of the first sentence of the first paragraph under “—Limitation on Sale and Leaseback Transactions” below) does not exceed an amount equal to (x) 15% of Consolidated Net Tangible Assets less (y) the aggregate principal amount of the initial notes outstanding at such time and the amount of any Indebtedness incurred to extend, renew, replace or refund the initial notes secured by Liens pursuant to clause (8) of the second paragraph of the provision “—Limitation on Liens.”

Limitation on Sale and Leaseback Transactions

The Indenture provides that AK Steel will not, and will not permit any of its Subsidiaries to, enter into any Sale and Leaseback Transaction unless:

(1) the Sale and Leaseback Transaction is solely with AK Steel or any of its Subsidiaries;

(2) the lease is for a period not in excess of 24 months, including renewals;

(3) AK Steel or such Subsidiary would (at the time of entering into such arrangement) be entitled as described in clauses (1) through (8) of the second paragraph under the heading “—Limitation on Liens,” to create, incur, issue, assume or guarantee Indebtedness secured by a Lien on such property or assets in the amount of the Attributable Debt arising from such Sale and Leaseback Transaction;

(4) AK Steel or such Subsidiary, within 360 days after the sale of property or assets in connection with such Sale and Leaseback Transaction is completed, applies an amount equal to the greater of (A) the net proceeds of the sale of such Principal Property or (B) the fair market value of such Principal Property to (i) the retirement of notes, other Funded Debt of AK Steel ranking on a parity with the notes or Funded Debt of a Subsidiary of AK Steel or (ii) the purchase of property or assets used or useful in its business or to the retirement of long-term indebtedness; or

(5) the Attributable Debt of AK Steel and its Subsidiary in respect of such Sale and Leaseback Transaction and all other Sale and Leaseback Transactions entered into after the Closing Date (other than any such Sale and Leaseback Transaction as would be permitted as described in clauses (1) through (4) of this sentence), plus the aggregate principal amount (without duplication) of (x) Indebtedness secured by Liens then outstanding (not including any such Indebtedness secured by Liens described in clauses (1) through (7) of the second paragraph under the heading “—Limitation on Liens”) which do not equally and ratably secure the notes (or secure notes on a basis that is prior to other Indebtedness secured thereby) and (y) Non-Guarantor Subsidiary Debt (with the exception of Non-Guarantor Subsidiary Debt which is described in clauses (1) through (5) of the second paragraph under the heading “—Limitation on Subsidiary Debt”), would not exceed an amount equal to (x) 15% of Consolidated Net Tangible Assets less (y) the aggregate principal amount of the initial notes outstanding at such time and the amount of any Indebtedness incurred to extend, renew, replace or refund the initial notes secured by Liens pursuant to clause (8) of the second paragraph of the provision “—Limitation on Liens.”

Limitation on Notes Collateral Asset Sales

The Indenture provides that AK Holding will not, and will not permit any Restricted Subsidiary to, make any Notes Collateral Asset Sale unless the following conditions are met:

(1) The Notes Collateral Asset Sale is for at least fair market value (such fair market value to be determined on the date of contractually agreeing to such asset sale), as determined in good faith by the Board of Directors.

(2) At least 75% of the consideration consists of cash or Cash Equivalents or assets described in clause (3) below of the type constituting Notes Collateral received at closing; provided, however, the non-cash consideration received is pledged as Notes Collateral under the Security Documents substantially simultaneously with such sale, in accordance with the requirements set forth in the Indenture. For purposes of this clause (2), (a) the assumption by the purchaser of Indebtedness or other obligations (other than Subordinated Indebtedness) of AK Steel or a Guarantor pursuant to a customary novation agreement and (b) instruments or securities received from the purchaser that are promptly, but in any event within 30 days of the closing, converted by AK Steel or a Guarantor to cash, to the extent of the cash actually so received, shall be considered cash received at closing).

(3) Within 365 days after the receipt of any Net Cash Proceeds from a Notes Collateral Asset Sale, the Net Cash Proceeds may be used (x) to acquire all or substantially all of the assets of a Permitted Business or a majority of the Voting Stock of another Person that thereupon becomes a Restricted Subsidiary engaged in a Permitted Business, (y) to make capital expenditures or otherwise acquire long-term assets that are to be used in a Permitted Business; provided that any assets acquired pursuant to subclauses (x) or (y) of a type constituting Notes Collateral are pledged as Notes Collateral under the Security Documents substantially simultaneously with such acquisition in accordance with the requirements of the Indenture, or (z) to repay Indebtedness secured by parity Liens on the Notes Collateral; provided that if AK Steel shall so reduce Obligations under Indebtedness secured by parity Liens on the Notes Collateral pursuant to this clause (3), AK Steel will equally and ratably reduce Obligations under the notes as provided under “Optional Redemption,” through open market purchases (provided that such purchases are at or above 100% of the principal amount thereof) and/or by making an Offer to Purchase to all Holders of notes at a purchase price equal to 100% of the principal amount thereof, plus accrued interest to but excluding the date of purchase.

(4) The Net Cash Proceeds of a Notes Collateral Asset Sale not applied pursuant to clause (3) within 365 days of the Notes Collateral Asset Sale constitute “Excess Proceeds.” Excess Proceeds of less than $15.0 million will be carried forward and accumulated. When accumulated Excess Proceeds equals or exceeds such amount, AK Holding must, within 30 days, make an Offer to Purchase notes having a principal amount equal to

(A) accumulated Excess Proceeds, multiplied by

(B) a fraction (x) the numerator of which is equal to the outstanding principal amount of the notes and (y) the denominator of which is equal to the outstanding principal amount of the notes and all pari passu Indebtedness secured by parity Liens on the Notes Collateral similarly required to be repaid, redeemed or tendered for in connection with the Notes Collateral Asset Sale, rounded down to the nearest $1,000. The purchase price for the notes will be 100% of the principal amount plus accrued interest to but excluding the date of purchase. If the Offer to Purchase is for less than all of the aggregate principal amount of the outstanding notes and notes in an aggregate principal amount in excess of the purchase amount are tendered and not withdrawn pursuant to the offer, AK Holding will purchase notes having an aggregate principal amount equal to the purchase amount on a pro rata basis, with adjustments so that only notes in multiples of $1,000 principal amount will be purchased; provided, that no notes of $2,000 or less may be purchased in part. Upon completion of the Offer to Purchase, Excess Proceeds will be reset at zero, and any Excess Proceeds remaining after consummation of the Offer to Purchase may be used for any purpose not otherwise prohibited by the Indenture.

Consolidation, Merger and Sale of Assets

The Indenture provides that neither AK Steel nor AK Holding will consolidate with, merge with or into, directly or indirectly, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person, or permit any Person to merge with or into it, unless:

(1)	it shall be the continuing Person, or the Person (if other than it) formed by such consolidation or into which it is merged or that acquired or leased such property and assets (the “Surviving Person”), shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof, and shall expressly assume, by a supplemental indenture or other instrument, executed and delivered to the Trustee, all of its obligations under the Indenture, the notes, the Registration Rights Agreements and the Security Documents;

(2)	immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(3)	it delivers to the Trustee an Officers’ Certificate and Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture or other instrument complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with.

It is understood that AK Holding may merge with or into AK Steel pursuant to the provisions described above. In addition, notwithstanding the foregoing, AK Steel or AK Holding may transfer its property or assets to a Guarantor.

The Surviving Person will succeed to, and except in the case of a lease be substituted for, AK Steel or AK Holding, as applicable, under the Indenture and the notes.

Restrictions on Activities of AK Holding

The Indenture provides that AK Holding (a) shall not engage in any activities or hold any assets other than (i) the issuance of Capital Stock, (ii) holding 100% of the Capital Stock of AK Steel and debt securities of AK Steel that were held by AK Holding at the date of the Indenture and (iii) those activities incidental to maintaining its status as a public company, and (b) will not incur any liabilities other than liabilities relating to its Guarantee of the notes, its Guarantee of any other debt of AK Steel, any other Indebtedness it may incur and any other obligations or liabilities incidental to holding 100% of the Capital Stock of AK Steel and its liabilities incidental to its status as a public company; provided, however, that for purposes of this covenant only, the term “liabilities” shall not include any liability for the declaration and payment of dividends on any Capital Stock of AK Holding; and provided further that if AK Holding merges with or into AK Steel, this covenant shall no longer be applicable.

SEC Reports and Reports to Holders

Whether or not AK Steel is then required to file reports with the SEC, AK Steel shall file with the SEC all such reports and other information as it would be required to file with the SEC by Section 13(a) or 15(d) under the Exchange Act if it were subject thereto within the time periods specified by the SEC’s rules and regulations. AK Steel shall supply the Trustee and each Holder who so requests or shall supply to the Trustee for forwarding to each such Holder, without cost to such Holder, copies of such reports and other information. AK Steel shall be deemed to have complied with this covenant to the extent that AK Holding files all reports and other information required to be filed with the SEC by Section 13(a) or 15(d) under the Exchange Act relating to AK Holding and its consolidated subsidiaries, including AK Steel.

Events of Default

The Indenture provides that each of the following constitutes an Event of Default with respect to the notes:

(a) default in the payment of principal of (or premium, if any, on) any note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise;

(b) default in the payment of interest (including additional interest) on any note when the same becomes due and payable, and such default continues for a period of 30 days;

(c) AK Steel defaults in the performance of or breaches any other covenant or agreement in the Indenture applicable to the notes or under the notes (other than a default specified in clause (a) or (b) above) and such default or breach continues for a period of 90 consecutive days (or, in the case of a default in the performance of or breach of the covenant described under “—Certain Covenants—SEC Reports and Reports to Holders,” such default or breach continues for a period of 120 consecutive days) after written notice by the Trustee or the Holders of 25% or more in aggregate principal amount of the notes;

(d) there occurs with respect to any issue or issues of Indebtedness of AK Holding, AK Steel or any Significant Subsidiary having an outstanding principal amount of $75 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, (I) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its stated maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or (II) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default;

(e) any final judgment or order (not covered by insurance) for the payment of money in excess of $75 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against AK Holding, AK Steel or any Significant Subsidiary and shall not be paid or discharged, and there shall be any period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $75 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(f) a court having jurisdiction in the premises enters a decree or order for (A) relief in respect of AK Holding, AK Steel or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of AK Holding, AK Steel or any Significant Subsidiary or for all or substantially all of the property and assets of AK Holding, AK Steel or any Significant Subsidiary or (C) the winding-up or liquidation of the affairs of AK Holding, AK Steel or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days;

(g) AK Holding, AK Steel or any Significant Subsidiary (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of AK Holding, AK Steel or any Significant Subsidiary or for all or substantially all of the property and assets of AK Holding, AK Steel or any Significant Subsidiary or (C) effects any general assignment for the benefit of creditors;

(h) any Guarantor repudiates its obligations under its Note Guarantee or, except as permitted by the Indenture, any Note Guarantee is determined to be unenforceable or invalid or shall for any reason cease to be in full force and effect; or

(i) with respect to Notes Collateral having a fair market value of $75 million, the Liens created by the Security Documents shall at any time not constitute a valid and perfected Lien on such Notes Collateral (to the extent perfection by filing, registration, recordation or possession is required by the Indenture or the Security Documents), or, except for expiration in accordance with its terms or amendment, modification, waiver, termination or release in accordance with the terms of the Indenture, any of the Security Documents shall for whatever reason be terminated or cease to be in full force and effect, if in either case, such default continues for a period of 30 consecutive days after notice, or the enforceability thereof shall be contested by AK Steel or any Subsidiary Guarantor.

If an Event of Default (other than an Event of Default specified in clause (f) or (g) above that occurs with respect to AK Steel) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the notes then outstanding, by written notice to AK Steel (and to the Trustee if such notice is given by the Holders), may declare the principal of, premium, if any, and accrued interest on the notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (d) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (d) shall be remedied or cured by AK Holding, AK Steel or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in clause (f) or (g) above occurs with respect to AK Steel, the principal of, premium, if any, and accrued interest on the notes then outstanding shall automatically become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The Holders of at least a majority in principal amount of the outstanding notes by written notice to AK Steel and to the Trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if (x) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived and (y) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see “—Modification and Waiver.”

The Holders of at least a majority in aggregate principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of notes. A Holder may not pursue any remedy with respect to the Indenture or the notes unless:

(1) the Holder gives the Trustee written notice of a continuing Event of Default;

(2) the Holders of at least 25% in aggregate principal amount of outstanding notes make a written request to the Trustee to pursue the remedy;

(3) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

(4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(5) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding notes do not give the Trustee a direction that is inconsistent with the request.

However, such limitations do not apply to the right of any Holder of a note to receive payment of the principal of, premium, if any, or interest on, such note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the notes, which right shall not be impaired or affected without the consent of the Holder.

An officer of AK Steel must certify, on or before a date not more than 90 days after the end of each fiscal year, that a review has been conducted of the activities of AK Steel and its Subsidiaries and AK Steel’s and its Subsidiaries’ performance under the Indenture and that AK Steel has fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. AK Steel will also be obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the Indenture.

Satisfaction and Discharge; Defeasance

The Indenture shall be satisfied and discharged if (i) AK Steel shall deliver to the Trustee all notes then outstanding for cancellation or (ii) all notes not delivered to the Trustee for cancellation shall have become due and payable, are to become due and payable within one year or are to be called for redemption within one year and AK Steel shall deposit an amount sufficient to pay the principal, premium, if any, and interest to the date of maturity, redemption or deposit (in the case of notes that have become due and payable), provided that in either case AK Steel shall have paid all other sums payable under the Indenture.

Defeasance and Discharge

The Indenture provides that AK Steel will be deemed to have paid and will be discharged from any and all obligations in respect of the notes after the deposit referred to below, and the provisions of the Indenture will no longer be in effect with respect to the notes (except for, among other matters, certain obligations to register the transfer or exchange of the notes, to replace stolen, lost or mutilated notes, to maintain paying agencies and to hold monies for payment in trust) if, among other things:

(A) AK Steel has deposited with the Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient without consideration of any reinvestment of such principal and interest, as certified by the chief financial officer of AK Steel in a written certification delivered to the Trustee, to pay the principal of, premium, if any, and accrued interest on the notes (i) on the stated maturity of such payments in accordance with the terms of the Indenture and the notes or (ii) on any earlier Redemption Date pursuant to the terms of the Indenture and the notes; provided that AK Steel has provided the Trustee with irrevocable instructions to redeem all of the outstanding notes on such Redemption Date;

(B) AK Steel has delivered to the Trustee (1) either (x) an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of AK Steel’s exercise of its option under this “Defeasance” provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the Closing Date such that a ruling is no longer required or (y) a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel and (2) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940; and

(C) immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, and such deposit shall not result in a breach or violation of, or constitute a default under, any other material agreement or instrument to which AK Steel or any of its Subsidiaries is a party or by which AK Steel or any of its Subsidiaries is bound.

Defeasance of Certain Covenants and Certain Events of Default

The Indenture further provides that the provisions of the Indenture will no longer be in effect with respect to the provisions of the Indenture described herein under “Change of Control,” and all the covenants described herein under “—Certain Covenants,” clauses (c), (d), (e), (h) and (i) under “—Events of Default,” shall be deemed not to be Events of Default, in each case with respect to the notes, upon, among other things, the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient without consideration of any reinvestment of such principal and interest, as certified by the chief financial officer of AK Steel in a written certification delivered to the Trustee, to pay the principal of, premium, if any, and accrued interest on the notes (i) on the Stated Maturity of such payments in accordance with the terms of the Indenture and the notes or (ii) on any earlier Redemption Date pursuant to the terms of the Indenture and the notes; provided that AK Steel has provided the Trustee with irrevocable instructions to redeem all of the outstanding notes on such Redemption Date, the satisfaction of the provisions described in clauses (B)(2) and (C) of the preceding paragraph and the delivery by AK Steel to the Trustee of an Opinion of Counsel to the effect that, among other things, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

In the event AK Steel exercises its option to omit compliance with certain covenants and provisions of the Indenture with respect to the notes as described in the immediately preceding paragraph and the notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the notes at the time of the acceleration resulting from such Event of Default. However, AK Steel will remain liable for such payments and AK Holding’s Note Guarantee with respect to such payments will remain in effect.

Modification and Waiver

The Indenture or the Security Documents may be amended, with respect to the notes, without the consent of any Holder, to:

(1) cure any ambiguity, defect or inconsistency in the Indenture, provided that such amendments shall not adversely affect the interests of Holders in any material respect;

(2) comply with the provisions described under “—Certain Covenants—Consolidation, Merger and Sale of Assets”;

(3) comply with any requirements of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act or in order to maintain such qualification;

(4) evidence and provide for the acceptance of appointment by a successor Trustee;

(5) provide for the issuance of Additional Notes;

(6) make any change that, in the good faith opinion of the board of directors of AK Steel, does not materially and adversely affect the rights of any Holder under the Indenture or the Security Documents;

(7) to conform any provision to the “Description of the Notes” in the offering memorandum for the original offering of initial notes; or

(8) to provide for any Guarantee of the notes, to secure the notes or any Guarantee of the notes or to confirm and evidence the release, termination or discharge of any Guarantee of or Lien securing the notes when such release, termination or discharge is permitted by the Indenture.

In addition, the Security Documents may be amended without any Holder’s consent to add additional secured creditors holding other Parity Lien Obligations so long as such obligations (and the Liens securing them) are not prohibited by the Indenture.

Modifications and amendments of the Indenture affecting the notes or the Security Documents may be made with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding notes; provided, however, that no such modification or amendment may, without the consent of each Holder affected thereby,

(1) change the Stated Maturity of the principal of, or any installment of interest on, any note;

(2) reduce the principal amount of, or premium, if any, or interest on, any note;

(3) change the optional redemption dates or optional redemption prices of the notes from that stated under the caption “—Optional Redemption;”

(4) change the place or currency of payment of principal of, or premium, if any, or interest on, any note;

(5) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any note;

(6) waive a default in the payment of principal of, premium, if any, or interest on the notes;

(7) modify any of the provisions of this “Modification and Waiver” requiring the consent of a requisite number of Holders, except to increase any percentage requiring consent or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding note;

(8) release any Guarantor from its Note Guarantee, except as provided in the Indenture;

(9) amend, change or modify the obligation of AK Steel to make and consummate an Offer to Purchase under the “Change of Control” covenant after a Change of Control Repurchase Event has occurred, including, in each case, amending, changing or modifying any definition relating thereto;

(10) reduce the percentage or aggregate principal amount of outstanding notes the consent of whose Holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults;

(11) modify or change any provision of the Indenture affecting the ranking of the notes or any Note Guarantee in a manner adverse to any Holder; or

(12) make any change in the provisions of the Security Documents dealing with the application of the proceeds of Notes Collateral from the Lien under the Indenture and the Security Documents with respect to the notes that would adversely affect the Holders.

Without the consent of the Holders of at least two-thirds in aggregate principal amount of the notes then outstanding, no amendment or waiver may release from the Lien of the Indenture and the Security Documents all or substantially all of the Notes Collateral.

Definitions

Set forth below are defined terms used in the covenants and other provisions of the Indenture insofar as relevant to the notes. Reference is made to the Indenture for other capitalized terms used in this “Description of the Registered Notes” for which no definition is provided.

“ABL Collateral” means (a) all inventory (as defined in the New York UCC), (b) all receivables (meaning, all accounts (as defined in the New York UCC) owned by AK Steel and all other rights, titles or interests that, in accordance with GAAP, would be included in receivables on its balance sheet (including any such account and/or rights, titles or interests that might be characterized as chattel paper, documents, instruments or general intangibles under the UCC in any jurisdiction), in each case arising from the sale, lease, exchange or other disposition of inventory, and all of AK Steel’s rights to any goods, services or other property related to any of the foregoing and all collateral security and supporting obligations of any kind given by any Person with respect to any of the foregoing), (c) all contracts for sale, lease, exchange or other disposition of inventory, whether or not performed and whether or not subject to termination upon a contingency or at the option of any party thereto, (d) all documents (as defined in the UCC) covering inventory, (e) each deposit account (as defined in the Credit Agreement)(excluding the Concentration Account, as defined in the Credit Agreement) in which proceeds of inventory or receivables or ABL Collateral are deposited, (f) all trademarks, servicemarks, trade names and similar intangible property owned or used by AK Steel in its business, together with the goodwill of the business symbolized thereby and all rights relating thereto, provided that the rights of the agent under the Credit Agreement, on behalf of the lenders under the Credit Agreement, shall be limited to the use of such collateral to manufacture process and sell the inventory, (g) all books and records (including customer lists, credit files, computer programs, printouts and other computer materials and records) of AK Steel pertaining to any of the collateral, and (h) all other proceeds of the collateral described in the foregoing clauses (a) through (g).

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Attributable Debt,” in respect of any Sale and Leaseback Transaction, means, as of the time of determination, the total obligation (discounted to present value at the rate per annum equal to the discount rate which would be applicable to a capital lease obligation with like term in accordance with GAAP) of the lessee for rental payments (other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the initial term of the lease included in such Sale and Leaseback Transaction.

“Bank Obligations” means all Indebtedness under the Credit Agreement, and all Obligations in respect thereof.

“Board of Directors” means the board of directors of AK Holding.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all common stock and preferred stock but excluding any convertible or exchangeable debt securities.

“Cash Equivalents” means

(1) U.S. dollars, or money in other currencies received in the ordinary course of AK Steel’s business,

(2) U.S. Government Obligations or certificates representing an ownership interest in U.S. Government Obligations with maturities not exceeding one year from the date of acquisition,

(3) (i) demand deposits, (ii) time deposits and certificates of deposit with maturities of one year or less from the date of acquisition, (iii) bankers’ acceptances with maturities not exceeding one year from the date of acquisition, and (iv) overnight bank deposits, in each case with any bank or trust company organized or licensed under the laws of the United States or any state thereof having capital, surplus and undivided profits in excess of $500 million whose short-term debt is rated “A-2” or higher by S&P or “P-2” or higher by Moody’s,

(4) repurchase obligations with a term of not more than seven days for underlying securities of the type described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above,

(5) commercial paper rated at least P-1 by Moody’s or A-1 by S&P and maturing within one year after the date of acquisition, and

(6) money market funds at least 95% of the assets of which consist of investments of the type described in clauses (1) through (5).

“Change of Control” means such time as:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of AK Steel and its Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

(2) a “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the ultimate “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of the Voting Stock of AK Holding on a fully diluted basis;

(3) the adoption of a plan relating to the liquidation or dissolution of AK Holding or AK Steel;

(4) individuals who on the Closing Date constitute the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination by the Board of Directors for election by AK Holding’s stockholders was approved by a vote of a majority of the members of the Board of Directors then in office who either were members of the Board of Directors on the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office;

(5) AK Holding or AK Steel consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into AK Holding or AK Steel, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of AK Holding or AK Steel, as the case may be, or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where (A) the Voting Stock of AK Holding or AK Steel outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance) and (B) immediately after such transaction, no “person”

or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes, directly or indirectly, the Beneficial Owner of 50% or more of the voting power of the Voting Stock of the surviving or transferee Person; or

(6) AK Holding fails to own 100% of the Capital Stock of AK Steel; provided, however, that it shall not be deemed a Change of Control if AK Holding merges into AK Steel, except that in such case, AK Steel shall be substituted for AK Holding for purposes of this definition of “Change of Control,” and this clause (6) shall no longer be applicable.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Ratings Event.

“Closing Date” means the date on which the initial notes were issued under the Indenture.

“Collateral Agent” means the Trustee in its capacity as the Collateral Agent or any collateral agent appointed by the Trustee pursuant to the Indenture and the Security Documents.

“Consolidated Net Tangible Assets” means the total assets of AK Holding and its Subsidiaries after deducting therefrom all intangible assets, current liabilities (excluding any thereof which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed) and minority interests, if any, in any assets of the Subsidiaries, all as would be set forth on the most recently available quarterly or annual consolidated balance sheet of AK Holding and its Subsidiaries, prepared in conformity with GAAP.

“Credit Agreement” means the loan and security agreement dated as of April 28, 2011, among AK Steel, the lenders party thereto and Bank of America, N.A., as agent, together with any related documents, as such agreement may be amended, modified, supplemented, extended, renewed, refinanced or replaced or substituted from time to time.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Equity Interests” means all Capital Stock and all warrants or options with respect to, or other rights to purchase, Capital Stock, but excluding Indebtedness convertible into equity.

“Foreign Subsidiary” means any Subsidiary that is not organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof.

“Funded Debt” means all Indebtedness having a maturity of more than 12 months from the date as of which the determination is made or having a maturity of 12 months or less but by its terms being renewable or extendable beyond 12 months from such date at the option of the borrower, but excluding any such Indebtedness owed to AK Holding or a Subsidiary of AK Holding.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession which are in effect on the date of the Indenture.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means AK Steel Holding Corporation and any Subsidiary that Guarantees the notes.

“Holder” means each holder of the notes.

“Indebtedness” means indebtedness for borrowed money.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor Rating Categories of Moody’s), a rating of BBB- or better by S&P (or its equivalent under any successor Rating Categories of S&P) and the equivalent Investment Grade credit rating from any additional Rating Agency or Rating Agencies selected by AK Steel.

“Lien” means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, security interest, lien, encumbrance, or any other security arrangement of any kind or nature whatsoever on or with respect to such property or assets (including any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

“Moody’s” means Moody’s Investors Service Inc. or its successor.

“Net Cash Proceeds” means, with respect to any Notes Collateral Asset Sale, the proceeds of such Notes Collateral Asset Sale in the form of cash (including (i) payments in respect of deferred payment obligations to the extent corresponding to, principal, but not interest, when received in the form of cash, and (ii) proceeds from the conversion of other consideration received when converted to cash), net of

(1)	brokerage commissions and other fees and expenses related to such Notes Collateral Asset Sale, including fees and expenses of counsel, accountants and investment bankers;

(2)	provisions for taxes payable by AK Steel, AK Holding or their Restricted Subsidiaries as a result of such Notes Collateral Asset Sale taking into account the consolidated results of operations of AK Steel, AK Holding and their Restricted Subsidiaries; and

(3)	appropriate amounts to be provided as a reserve against liabilities associated with such Notes Collateral Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and indemnification obligations associated with such Notes Collateral Asset Sale, with any subsequent reduction of the reserve other than by payments made and charged against the reserved amount to be deemed a receipt of cash.

“Note Guarantee” means a Guarantee of the obligations of AK Steel under the Indenture and the notes by a Guarantor.

“Notes Collateral” means the real property, plant and equipment that are owned or hereafter acquired by AK Steel or any Subsidiary Guarantor, and all proceeds thereof, other than Excluded Property.

“Notes Collateral Asset Sale” means any sale, lease, transfer or other disposition of any Notes Collateral outside the ordinary course of business by AK Steel or any Subsidiary Guarantor, including by means of a merger, consolidation or similar transaction (each of the above referred to as a “disposition”), provided that the following are not included in the definition of “Notes Collateral Asset Sale”:

(1) a disposition to AK Steel or any Subsidiary Guarantor;

(2) the disposition by AK Steel or any Subsidiary Guarantor of damaged, worn out or obsolete assets;

(3) a transaction covered by “—Certain Covenants—Consolidation, Merger and Sale of Assets” or that constitutes a Change of Control;

(4) the granting of a Lien, other than in connection with a Sale and Leaseback Transaction, if the Lien is granted in compliance with the covenant described under “—Certain Covenants—Limitation on Liens”;

(5) the surrender or waiver of contract rights in connection with a settlement of claims by AK Steel, AK Holding or any Restricted Subsidiary;

(6) the transfer of property subject to casualty or condemnation proceedings (including in lieu thereof) upon the receipt of the net cash proceeds thereof; provided that such net cash proceeds are deemed to be Net Cash Proceeds and are applied in accordance with the provision described under “—Certain Covenants—Limitation on Notes Collateral Asset Sales”;

(7) the sale and leaseback of any assets within 90 days of the acquisition thereof; provided that any Lien incurred in connection therewith is permitted pursuant clause (5) to the provision described under “Certain Covenants — Limitation on Liens” and the provision described under “Certain Covenants — Limitation on Sale and Leaseback Transactions”;

(8) the sale of assets by AK Steel or any Subsidiary Guarantor upon the foreclosure of a Lien; and

(9) any disposition in a transaction or series of related transactions of assets with a fair market value of less than $5.0 million.

“Obligations” means, with respect to any Indebtedness, all obligations (whether in existence on the date of the Indenture or arising afterwards, absolute or contingent, direct or indirect) for or in respect of principal (when due upon acceleration, upon redemption, upon mandatory repayment or repurchase pursuant to a mandatory offer to purchase, or otherwise), premium, interest, penalties, fees, indemnification, reimbursement and other amounts payable and liabilities with respect to such Indebtedness, including all interest accrued or accruing after the commencement of any bankruptcy, insolvency or reorganization or similar case or proceeding at the contract rate (including, without limitation, any contract rate applicable upon default) specified in the relevant documentation whether or not the claim for such interest is allowed as a claim in such case or proceeding.

“Offer to Purchase” means an offer to purchase notes by AK Steel from the Holders commenced by mailing a notice to the Trustee and each Holder stating:

(1) that all notes validly tendered will be accepted for payment on a pro rata basis;

(2) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “Payment Date”);

(3) that any note not tendered will continue to accrue interest pursuant to its terms;

(4) that, unless AK Steel defaults in the payment of the purchase price, any note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date;

(5) that Holders electing to have a note purchased pursuant to the Offer to Purchase will be required to surrender the note, together with the form entitled “Option of the Holder to Elect Purchase” on the reverse side of the note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date;

(6) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such Holder, the principal amount of notes delivered for purchase and a statement that such Holder is withdrawing his election to have such notes purchased; and

(7) that Holders whose notes are being purchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the notes surrendered; provided that each note purchased and each new note issued shall be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof.

On the Payment Date, AK Steel shall (a) accept for payment on a pro rata basis notes or portions thereof tendered pursuant to an Offer to Purchase; (b) deposit with the Paying Agent money sufficient to pay the purchase price of all notes or portions thereof so accepted; and (c) deliver, or cause to be delivered, to the Trustee all notes or portions thereof so accepted together with an Officers’ Certificate specifying the notes or portions thereof accepted for payment by AK Steel. The Paying Agent shall promptly mail to the Holders of notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders a new note equal in principal amount to any unpurchased portion of the note surrendered; provided that each note purchased and each new note issued shall be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof. AK Steel will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustee shall act as the Paying Agent for an Offer to Purchase. AK Steel will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable. in the event that AK Steel is required to repurchase notes pursuant to an Offer to Purchase.

“Permitted Business” means any of the businesses in which AK Steel, AK Holding and the Restricted Subsidiaries are engaged on the date of the Indenture and any business reasonably related, incidental, complementary or ancillary thereto or that is a reasonable extension, development or expansion thereof.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof .

“Principal Property” means any domestic blast furnace or steel producing facility, or casters that are part of a plant that includes such a facility, in each case located in the United States, having a net book value in excess of 1% of Consolidated Net Tangible Assets at the time of determination.

“Rating Agency” means (1) each of Moody’s and S&P and (2) if either of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of the control of AK Steel, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-l(e)(2)(vi)(F) under the Exchange Act, selected by AK Steel (as certified by a resolution of the board of directors of AK Steel) as a replacement agency for Moody’s or S&P, or both, as the case may be.

“Rating Category” means (i) with respect to S&P, any of the following categories: BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); (ii) with respect to Moody’s, any of the following categories: Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories); and (iii) the equivalent of any such category of S&P or Moody’s used by another Rating Agency. In determining whether the rating of the notes has decreased by one or more gradations, gradations within Rating Categories (+ and – for S&P; 1, 2 and 3 for Moody’s; or the equivalent gradations for another Rating Agency) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, as well as from BB- to B+, will constitute a decrease of one gradation).

“Rating Date” means the date that is 60 days prior to the earlier of (i) a Change of Control or (ii) public notice of the occurrence of a Change of Control or of the intention by AK Steel or AK Holding, as applicable, to effect a Change of Control.

“Ratings Event” means the occurrence of the events described in (a) or (b) of this definition on, or within 60 days after the earlier of, (i) the occurrence of a Change of Control or (ii) public notice of the occurrence of a Change of Control or the intention by AK Steel or AK Holding, as applicable, to effect a Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies): (a) if the notes are rated by both Rating Agencies on the Rating Date as Investment Grade, the rating of the notes shall be reduced so that the notes are rated below Investment Grade by both Rating Agencies, or (b) if the notes are rated below Investment Grade by at least one Rating Agency, the ratings of the notes by both Rating Agencies shall be decreased by one or more gradations (including gradations within Rating Categories, as well as between Rating Categories) and the notes are then rated below Investment Grade by both Rating Agencies.

Notwithstanding the foregoing, a Ratings Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Ratings Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Ratings Event).

“Receivables Facility” means one or more receivables financing facilities, as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to AK Steel or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which AK Steel or any of its Restricted Subsidiaries sells their accounts receivable to either (a) a Person that is not a Restricted Subsidiary or (b) a Receivables Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Receivables Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Receivables Facilities or other activities reasonably related thereto.

“Registration Rights Agreements” means, collectively, (i) that certain registration rights agreement entered into on the Original Issue Date among AK Steel, AK Holding and the initial purchasers of the initial notes and (ii) that certain registration rights agreement entered into on June 24, 2012 among AK Steel, AK Holding and the initial purchaser of the add-on notes.

“Restricted Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary.

“S&P” means Standard & Poor Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. or its successor.

“Sale and Leaseback Transaction” means any arrangement with any Person providing for the leasing to AK Steel or any Subsidiary of AK Steel of any Principal Property, which Principal Property has been or is to be sold or transferred by AK Steel or any Subsidiary of AK Steel to such Person.

“Security Documents” means (i) the Collateral Trust Agreement and (ii) the security documents granting a security interest in any assets of any Person to secure the Obligations under the notes and the Note Guarantee as each may be amended, restated, supplemented or otherwise modified from time to time.

“Significant Subsidiary” means (a) any Restricted Subsidiary of AK Holding that, at the time of determination would be a significant subsidiary of AK Holding pursuant to Rule 1-02 of Regulation S-X as in effect on the Closing Date or (b) any group of Restricted Subsidiaries that, taken together, would be a “Significant Subsidiary” under clause (a) above.

“Subsidiary” means with respect to any specified Person, any corporation of which at least a majority of the outstanding stock having by the terms thereof ordinary voting power for the election of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is, or other entity of which at least a majority of the common equity interests are, at the time directly or indirectly owned by that Person, or by one or more other Subsidiaries of that Person, or by that Person and one or more other Subsidiaries of that Person.

“Subsidiary Guarantor” means each Subsidiary that Guarantees the notes under the Indenture.

“Subordinated Indebtedness” means any Indebtedness of AK Steel, AK Holding or any Guarantor that is subordinated in right of payment to the notes or the Note Guarantee, as applicable, pursuant to a written agreement to that effect.

“U.S. Government Obligations” means securities that are (1) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the full and timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof at any time prior to the stated maturity of the notes, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt.

“Unrestricted Subsidiary” means (i) any Foreign Subsidiary, (ii) any Receivables Subsidiary and (iii) any Subsidiary of AK Holding created after the Closing Date, at least 10% of the Voting Stock of which is owned by Persons other than AK Holding or a Subsidiary thereof; provided that (a) such Subsidiary does not engage in the business of AK Steel as conducted on the Closing Date (but shall engage in any extension thereof or activities incidental or related thereto) and (b) in the event (1) any such Subsidiary Guarantees Indebtedness of AK Steel in an aggregate amount in excess of $50 million or (2) AK Steel or any of its Subsidiaries (other than an Unrestricted Subsidiary) contributes or otherwise transfers (other than a sale for fair market value) any Principal Property (including shares of stock of a Subsidiary that owns the Principal Property) or the proceeds of any sale of Principal Property to such Subsidiary, in either case such Subsidiary shall cease to be an Unrestricted Subsidiary.

“Voting Stock” means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

No Personal Liability of Incorporators, Stockholders, Officers, Directors, or Employees

No recourse for the payment of the principal of, premium, if any, or interest on any of the notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of AK Steel in the Indenture, or in any of the notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of AK Steel or of any successor Person thereof. Each Holder, by accepting the notes, waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws.

Concerning the Trustee

Except during the continuance of an Event of Default, the Trustee need perform only such duties as are specifically set forth in the Indenture. If an Event of Default has occurred and is continuing, the Trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it under the Indenture as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs. The Indenture and provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of AK Steel, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest as defined by the Trust Indenture Act of 1939, as amended, it must eliminate such conflict or resign as provided therein.

Form of Registered Notes

The certificates representing the registered notes will be issued in fully registered form, without coupons. Except as described in the next paragraph, the registered notes will be deposited with, or on behalf of, DTC, and registered in the name of Cede & Co., as DTC’s nominee, in the form of a global note. Holders of the registered notes will own book-entry interests in the global note evidenced by records maintained by DTC.

Book-entry interests may be exchanged for certificated notes of like tenor and equal aggregate principal amount, if:

(1) DTC notifies us that it is unwilling or unable to continue as depositary or we determine that DTC is unable to continue as depositary and we fail to appoint a successor depositary within 90 days,

(2) we provide for the exchange pursuant to the terms of the Indenture, or

(3) we determine that the book-entry interests will no longer be represented by global notes and we execute and deliver to the trustee instructions to that effect.

As of the date of this prospectus, no certificated notes are issued and outstanding.

U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences relating to the exchange of original notes for registered notes in the exchange offer. It does not address any state, local or foreign tax considerations relating to the exchange.

The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended, existing and proposed Treasury regulations promulgated thereunder, and rulings, judicial decisions and administrative interpretations thereunder, in effect as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below.

Consequences of Tendering Notes

The exchange of your original notes for registered notes in the exchange offer should not constitute a material modification of the terms of the notes and therefore would not constitute a taxable event for federal income tax purposes. Accordingly, the exchange of your original notes for registered notes would have no federal income tax consequences to you. For example, there would be no change in your tax basis and your holding period would carry over to the registered notes. In addition, the federal income tax consequences of holding and disposing of your registered notes would be the same as those applicable to your original notes.

The preceding discussion of the material U.S. federal income tax consequences is for general information only and is not tax advice. Accordingly, each investor is urged to consult its own tax advisor as to the particular tax consequences to it of exchanging original notes for registered notes, including the applicability and effect of any state, local or foreign tax laws, and of any proposed changes in applicable laws.

PLAN OF DISTRIBUTION

Each broker-dealer that receives registered notes in the exchange offer for its own account must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such notes. We reserve the right in our sole discretion to purchase or make offers for, or to offer registered notes for, any original notes that remain outstanding subsequent to the expiration of the exchange offer pursuant to this prospectus or otherwise and, to the extent permitted by applicable law, purchase original notes in the open market, in privately negotiated transactions or otherwise. This prospectus, as it may be amended or supplemented from time to time, may be used by all persons subject to the prospectus delivery requirements of the Securities Act, including broker-dealers in connection with resales of registered notes received in the exchange offer, where such notes were acquired as a result of market-making activities or other trading activities and may be used by us to purchase any notes outstanding after expiration of the exchange offer. We have agreed that, for a period of 180 days from the date on which the exchange offer is completed, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sale of registered notes by broker- dealers. Registered notes received by broker-dealers in the exchange offer for their own account may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the registered notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker- dealer and/or the purchasers of any such registered notes. Any broker-dealer that resells registered notes that were received by it in the exchange offer for its own account and any broker or dealer that participates in a distribution of such notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of such notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days from the date on which the exchange offer is completed, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the reasonable fees and expenses of counsel to the initial purchaser of the original notes, other than commissions or concessions of any brokers or dealers and will indemnify holders of the notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Weil, Gotshal & Manges LLP, New York, New York has passed upon the validity of the notes and guarantees on behalf of AK Steel and AK Holding.

EXPERTS

The consolidated financial statements as of December 31, 2012 and 2011 and for each of the three years in the period ended December 31, 2012, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

We have not authorized any dealer, salesperson, or other person to give any information or represent anything to you other than the information contained in this prospectus or the letter of transmittal. You must not rely on unauthorized information or representations.

This prospectus and the letter of transmittal do not offer to sell or ask you to buy any securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities.

The information in this prospectus is current only as of the date on its cover, and may change after that date. For any time after the cover date of this prospectus, we do not represent that our affairs are the same as described or that the information in this prospectus is correct—nor do we imply those things by delivering this prospectus or selling securities to you.

$380,000,000

AK Steel Corporation

OFFER TO EXCHANGE ALL OUTSTANDING AND UNREGISTERED

$380,000,000 8.750% Senior Secured Notes due 2018

FOR NEWLY-ISSUED, REGISTERED

$380,000,000 8.750% Senior Secured Notes due 2018

That Have Been Registered Under the Securities Act of 1933

PROSPECTUS

            , 2013

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

AK Steel Corporation

AK Steel Holding Corporation

AK Holding and AK Steel are each Delaware corporations. Subsection (b)(7) of Section 102 of the DGCL enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit. The Certificate of Incorporation of each of AK Holding and AK Steel has eliminated the personal liability of its directors to the fullest extent permitted by law.

Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director or officer acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, provided further that such director or officer had no reasonable cause to believe his conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any current or former director, officer, employee or agent of the corporation, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director or officer acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) or (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; that indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

Article Seventh of the Certificate of Incorporation of AK Holding and Article Seven of the Certificate of Incorporation of AK Steel each state that the corporation shall indemnify any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person is or was a director, officer or employee of the corporation, or is or was serving at the request of the corporation as a director, officer or employee of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines, penalties, amounts paid in settlement and other liabilities actually and reasonably incurred by such person in connection with such action, suit or proceeding to the fullest extent permitted by law, and the corporation may adopt by-laws or enter into agreements with any such person for the purpose of providing such indemnification.

Item 21. Exhibits and Financial Statement Schedules.

(a)	Exhibits (Including Those Incorporated By Reference)

Exhibit No.	Description of Exhibit
3.1	Restated Certificate of Incorporation of AK Steel Holding Corporation (incorporated herein by reference to Exhibit 3.3 to AK Steel Holding Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, as filed with the SEC on May 5, 2011).

3.2	By-laws of AK Steel Holding Corporation, as amended and restated as of May 27, 2010 (incorporated herein by reference to Exhibit 3.2 to AK Steel Holding Corporation’s Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the SEC on February 22, 2011).

*3.3	Certificate of Incorporation of AK Steel Corporation, as amended.

*3.4	By-laws of AK Steel Corporation, as amended and restated as of January 13, 1994.

4.1	Indenture, dated as of November 20, 2012, among AK Steel Corporation, as issuer, AK Steel Holding Corporation, as guarantor, and U.S. Bank National Association, as trustee and collateral agent (incorporated herein by reference to Exhibit 4.2 to AK Steel Holding Corporation’s Form 8-K, as filed with the SEC on November 20, 2012).

4.2	Form of 8.750% Senior Secured Note due 2018 (included in Exhibit 4.1).

4.3	Registration Rights Agreement, dated as of November 20, 2012, among AK Steel Holding Corporation, AK Steel Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Bank Securities, Inc., as representatives of the initial purchasers named therein (incorporated herein by reference to Exhibit 10.2 to AK Steel Holding Corporation’s Form 8-K, as filed with the SEC on November 20, 2012).

4.4	Registration Rights Agreement, dated as of June 24, 2013, among AK Steel Holding Corporation, AK Steel Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated (incorporated herein by reference to Exhibit 10.2 to AK Steel Holding Corporation’s Form 8-K, as filed with the SEC on June 24, 2013).

*5.1	Opinion of Weil, Gotshal & Manges LLP.

10.1	Security Agreement, dated as of November 20, 2012, among the AK Steel Corporation and U.S. Bank National Association, as trustee and collateral agent (incorporated herein by reference to Exhibit 10.3 to AK Steel Holding Corporation’s Form 8-K, as filed with the SEC on November 20, 2012).

10.2	Collateral Trust Agreement, dated as of November 20, 2012, among AK Steel Corporation and U.S. Bank National Association, as trustee and collateral agent (incorporated herein by reference to Exhibit 10.4 to AK Steel Holding Corporation’s Form 8-K, as filed with the SEC on November 20, 2012).

*12.1	Statement Regarding Computation of Ratio of Earnings to Fixed Charges.

16.1	Letter of Deloitte & Touche LLP, dated February 28, 2013 (incorporated herein by reference to Exhibit 16.1 to AK Steel Holding Corporation’s Form 8-K, as filed with the SEC on February 28, 2013).

21.1	Subsidiaries of AK Steel Holding Corporation (incorporated herein by reference to Exhibit 21.1 to AK Steel Holding Corporation’s Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the SEC on February 28, 2013).

*23.1	Consent of Deloitte & Touche LLP.

*23.2	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1).

*24.1	Powers of Attorney.

*25.1	Form T-1 Statement of Eligibility and Qualification of Trustee.

*99.1	Form of Letter of Transmittal.

*99.2	Form of Notice of Guaranteed Delivery.

*	Filed herewith.

Item 22. Undertakings.

(a) The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrants hereby undertake to supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(d) The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the township of West Chester, State of Ohio, on the 12th day of July, 2013.

AK STEEL HOLDING CORPORATION

By:	/s/ Roger K. Newport
Roger K. Newport Vice President, Finance and Chief Financial Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated as of July 12, 2013.

Signature	Title

/s/ James L. Wainscott	Chairman of the Board, President, and Chief Executive Officer (Principal Executive Officer)
James L. Wainscott

/s/ Roger K. Newport Roger K. Newport	Vice President, Finance and Chief Financial Officer (Principal Financial Officer)

/s/ Gregory A. Hoffbauer Gregory A. Hoffbauer	Controller and Chief Accounting Officer (Principal Accounting Officer)

* Robert H. Jenkins	Lead Director

* Richard A. Abdoo	Director

* John S. Brinzo	Director

* Dennis C. Cuneo	Director

* William K. Gerber	Director

* Dr. Bonnie G. Hill	Director

* Ralph S. Michael III	Director

* Shirley D. Peterson	Director

* Dr. James A. Thomson	Director

* By:	/s/ David C. Horn
Name: David C. Horn
Title: Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the township of West Chester, State of Ohio, on the 12th day of July, 2013.

AK STEEL CORPORATION

By:	/s/ Roger K. Newport
Roger K. Newport Vice President, Finance and Chief Financial Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated as of July 12, 2013.

Signature	Title

/s/ James L. Wainscott	Chairman of the Board, President, and Chief Executive Officer (Principal Executive Officer)
James L. Wainscott

/s/ Roger K. Newport Roger K. Newport	Vice President, Finance and Chief Financial Officer (Principal Financial Officer)

/s/ Gregory A. Hoffbauer Gregory A. Hoffbauer	Controller and Chief Accounting Officer (Principal Accounting Officer)

* Robert H. Jenkins	Lead Director

* Richard A. Abdoo	Director

* John S. Brinzo	Director

* Dennis C. Cuneo	Director

* William K. Gerber	Director

* Dr. Bonnie G. Hill	Director

* Ralph S. Michael III	Director

* Shirley D. Peterson	Director

* Dr. James A. Thomson	Director

* By:	/s/ David C. Horn
Name: David C. Horn
Title: Attorney-in-fact

Exhibit Index

Exhibit No.	Description of Exhibit
3.1	Restated Certificate of Incorporation of AK Steel Holding Corporation (incorporated herein by reference to Exhibit 3.3 to AK Steel Holding Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, as filed with the SEC on May 5, 2011).

3.2	By-laws of AK Steel Holding Corporation, as amended and restated as of May 27, 2010 (incorporated herein by reference to Exhibit 3.2 to AK Steel Holding Corporation’s Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the SEC on February 22, 2011).

*3.3	Certificate of Incorporation of AK Steel Corporation, as amended.

*3.4	By-laws of AK Steel Corporation, as amended and restated as of January 13, 1994.

4.1	Indenture, dated as of November 20, 2012, among AK Steel Corporation, as issuer, AK Steel Holding Corporation, as guarantor, and U.S. Bank National Association, as trustee and collateral agent (incorporated herein by reference to Exhibit 4.2 to AK Steel Holding Corporation’s Form 8-K, as filed with the SEC on November 20, 2012).

4.2	Form of 8.750% Senior Secured Note due 2018 (included in Exhibit 4.1).

4.3	Registration Rights Agreement, dated as of November 20, 2012, among AK Steel Holding Corporation, AK Steel Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Bank Securities, Inc., as representatives of the initial purchasers named therein (incorporated herein by reference to Exhibit 10.2 to AK Steel Holding Corporation’s Form 8-K, as filed with the SEC on November 20, 2012).

4.4	Registration Rights Agreement, dated as of June 24, 2013, among AK Steel Holding Corporation, AK Steel Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated (incorporated herein by reference to Exhibit 10.2 to AK Steel Holding Corporation’s Form 8-K, as filed with the SEC on June 24, 2013).

*5.1	Opinion of Weil, Gotshal & Manges LLP.

10.1	Security Agreement, dated as of November 20, 2012, among the AK Steel Corporation and U.S. Bank National Association, as trustee and collateral agent (incorporated herein by reference to Exhibit 10.3 to AK Steel Holding Corporation’s Form 8-K, as filed with the SEC on November 20, 2012).

10.2	Collateral Trust Agreement, dated as of November 20, 2012, among AK Steel Corporation and U.S. Bank National Association, as trustee and collateral agent (incorporated herein by reference to Exhibit 10.4 to AK Steel Holding Corporation’s Form 8-K, as filed with the SEC on November 20, 2012).

*12.1	Statement Regarding Computation of Ratio of Earnings to Fixed Charges.

16.1	Letter of Deloitte & Touche LLP, dated February 28, 2013 (incorporated herein by reference to Exhibit 16.1 to AK Steel Holding Corporation’s Form 8-K, as filed with the SEC on February 28, 2013).

21.1	Subsidiaries of AK Steel Holding Corporation (incorporated herein by reference to Exhibit 21.1 to AK Steel Holding Corporation’s Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the SEC on February 28, 2013).

*23.1	Consent of Deloitte & Touche LLP.

*23.2	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1).

*24.1	Powers of Attorney.

*25.1	Form T-1 Statement of Eligibility and Qualification of Trustee.

*99.1	Form of Letter of Transmittal.

*99.2	Form of Notice of Guaranteed Delivery.

*	Filed herewith